Execution Version

STOCK PURCHASE AGREEMENT

by and between

GOIP GLOBAL, INC.,

ICS GROUP HOLDINGS INC.,

SOLELY FOR THE PURPOSE OF ARTICLE 8 AND ARTICLE 10,

HC2 HOLDINGS INC.

and

PTGI INTERNATIONAL CARRIER SERVICES INC.

DATED AS OF OCTOBER 2, 2020

..

TABLE OF CONTENTS

Page

ARTICLE 1 Purchase and sale		1
1.1	Purchase and Sale	1
1.2	Purchase Price	1
ARTICLE 2 Closing		1
2.1	Closing	1
2.2	Shareholder Closing Deliverables	2
2.3	Company Closing Deliverables	2
2.4	Buyer Closing Deliverables	3
2.5	Manner of Payment	4
2.6	Withholding	4
ARTICLE 3 Payment Adjustments		4
3.1	Definitions	4
3.2	Net Estimated Adjustment Amount	6
3.3	Post-Closing Adjustment	6
ARTICLE 4 Representations and warranties of the shareholder		9
4.1	Organization	10
4.2	Authority and Enforceability	10
4.3	Title to Shares	10
4.4	No Conflict	10
4.5	Legal Proceedings	11
4.6	United States Person	11
4.7	Pre-Closing Reorganization	11
ARTICLE 5 Representations and warranties of the company		11
5.1	Organization and Qualification of the Company	11
5.2	Authority; Board Approval	11
5.3	No Conflicts; Consents	12
5.4	Capitalization	12
5.5	Subsidiaries; Joint Ventures	12
5.6	Legal Proceedings; Governmental Orders	13
5.7	Permits	14
5.8	Transactions with Related Persons	15
5.9	Brokers	15

i

ARTICLE 6 Representations and warranties of buyer		15
6.1	Organization and Authority of Buyer	15
6.2	No Conflicts; Consents	16
6.3	Investment Purpose	16
6.4	Legal Proceedings	16
6.5	Brokers	16
ARTICLE 7 Covenants		16
7.1	Conduct of Business Prior to the Closing	16
7.2	Access to Information	17
7.3	No Solicitation of Other Bids	19
7.4	Notice of Certain Events	20
7.5	Confidentiality	20
7.6	Non-competition; Non-solicitation	21
7.7	Approvals and Consents	22
7.8	Release	23
7.9	Closing Conditions	24
7.1	Publicity; Transaction Disclosure	24
7.11	Benefit Plans	25
7.12	Litigation Support	25
7.13	280G	25
7.14	Company Covenants	26
7.15	Customer and other Business Relationships	26
7.16	Insurance; Risk of Loss	26
7.17	Internal Control over Financial Reporting	26
7.18	Financial Reporting Cooperation	27
7.19	Further Assurances	27
ARTICLE 8 Tax matters		27
8.1	Tax Covenants	27
8.2	Termination of Existing Tax Sharing Agreements	29
8.3	Tax Indemnification	29
8.4	Straddle Period	29
8.5	Contests	30
8.6	Cooperation and Exchange of Information	30
8.7	Tax Treatment of Indemnification Payments	30
8.8	Survival	30
8.9	Overlap	30
ARTICLE 9 Conditions to closing		31
9.1	Conditions to Obligations of All Parties	31
9.2	Conditions to Obligations of Buyer	31
9.3	Conditions to Obligations of the Company and the Shareholder	32

ii

ARTICLE 10 Indemnification		33
10.1	Survival	33
10.2	Indemnification By The Shareholder	33
10.3	Indemnification By Buyer	34
10.4	Certain Limitations	35
10.5	Indemnification Procedures	35
10.6	Manner of Payments	38
10.7	No Circular Recovery	38
10.8	Materiality	38
10.9	Tax Treatment of Indemnification Payments	39
10.1	Exclusive Remedies	39
10.11	No Contribution	39
10.12	Separate Bases for Claim	39
ARTICLE 11 Termination		39
11.1	Termination	39
11.2	Effect of Termination	40
ARTICLE 12 Miscellaneous		40
12.1	Expenses	40
12.2	Notices	41
12.3	Construction	41
12.4	Severability	43
12.5	Entire Agreement	43
12.6	[Reserved]	43
12.7	Successors and Assigns	43
12.8	No Third-Party Beneficiaries	43
12.9	Amendment and Modification; Waiver	43
12.1	Governing Law	44
12.11	Forum Selection; Consent to Jurisdiction; Waiver of Jury Trial	44
12.12	Specific Performance	45
12.13	Counterparts; Effectiveness	45

iii

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of October 2, 2020 entered into by and between GoIP Global, Inc., a Colorado corporation (“Buyer”), ICS Group Holdings Inc., a Delaware corporation (the “Shareholder”), solely for the purpose of Article 8 and Article 10, HC2 Holdings Inc., a Delaware corporation (“Parent”), and PTGI International Carrier Services Inc., a Delaware corporation (the “Company”). Annex A hereto contains definitions of certain initially capitalized terms used in this Agreement.

RECITALS

WHEREAS, the Shareholder owns all of the issued and outstanding shares of capital stock of the Company, consisting of 100 shares of common stock (the “Shares”); and

WHEREAS, the Shareholder wishes to sell to Buyer, and Buyer wishes to purchase from the Shareholder, the Shares, on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

ARTICLE 1

Purchase and sale

1.1 Purchase and Sale. On the terms and subject to the conditions of this Agreement, at the Closing, the Shareholder shall sell, transfer and deliver the Shares to Buyer, and Buyer shall purchase the Shares from the Shareholder, free and clear of all Encumbrances.

1.2 Purchase Price. The purchase price for the Shares and for the covenants and agreements of the Shareholder hereunder shall be one million dollars ($1,000,000) (the “Base Purchase Price”), subject to the adjustments as hereinafter provided (as so adjusted, the “Purchase Price”).

ARTICLE 2
Closing

2.1 Closing. The consummation of the sale of the Shares pursuant to Article 1 (the “Closing”) shall be held virtually (via the exchange of executed documents and other deliverables by PDF or other means of electronic delivery) rather than in-person, as promptly as practicable following, but in no event later than, three (3) Business Days after the date on which the last of the conditions set forth in Article 9 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) to be satisfied or waived is so satisfied or waived, or by such other means and/or at such other place, time and date as Buyer and the Shareholder may agree. All documents delivered and actions taken at the Closing shall be deemed to have been delivered or taken simultaneously, and no such delivery or action shall be considered effective or complete unless or until all other such deliveries or actions are completed or waived in writing by the party against whom such waiver is sought to be enforced. The date on which the Closing is actually held is referred to herein as the “Closing Date.” Subject to the provisions of Article 11, the failure to consummate the Closing on the date and time determined pursuant to this Section 2.1 shall not result in the termination of this Agreement and shall not relieve any party to this Agreement of any obligation under this Agreement. The Closing shall be deemed to be effective at 11:59 p.m. Eastern Standard Time on the Closing Date (the “Effective Time”) for all purposes, except as may otherwise be expressly provided herein.

2.2 Shareholder Closing Deliverables. At or prior to the Closing, the Shareholder shall deliver to Buyer:

(a) the stock certificate(s) evidencing all of the Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank and with all required stock transfer tax stamps affixed;

(b) a certificate pursuant to Treasury Regulations Section 1.1445-2(b) certifying that the Shareholder is not a foreign person within the meaning of Section 1445 of the Code; and

(c) such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the Transactions.

2.3 Company Closing Deliverables. At or prior to the Closing (or by such other date, if any, as indicated in the applicable subsection below), the Company shall deliver to Buyer the following:

(a) resignations of the directors and officers of the Company, except as Buyer may otherwise specify;

(b) a certificate, dated the Closing Date and signed by a duly authorized officer of Company, that each of the conditions set forth in Section 9.2(a) and Section 9.2(b) and Section 9.2(d) have been satisfied;

(c) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of the Company authorizing the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the Transactions, (ii) that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transactions, and (iii) the names and signatures of the officers of the Company authorized to sign this Agreement and the Transaction Documents;

(d) the certificate of incorporation (or other equivalent Governing Document) and all amendments thereto of each Group Company, duly certified as of a recent date by the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which such Group Company is organized;

(e) a good standing certificate (or its equivalent) of each Group Company as of a recent date from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which such Group Company is organized;

(f) a certificate, dated the Closing Date and signed by a duly authorized officer of the Shareholder and the Group Companies, stating that the Related Party Transactions and Relationships have been terminated and no Group Company has any residual Liability with respect thereto;

(g) to the extent there exist any Encumbrances (1) on the equity securities of any Group Company (including the Shares) or (2) on the properties and assets of any Group Company (other than Permitted Encumbrances) as of the Closing (the “Group Company Encumbrances”), fully executed documentation required in connection with the release of any such Group Company Encumbrances, in form and substance reasonably satisfactory to Buyer providing for the discharge in full of all such Group Company Encumbrances;

(h) a transition services agreement, in form reasonably acceptable to Buyer and the Shareholder and covering the services set forth on Exhibit A, duly executed by the Shareholder, Parent, Buyer and the Company (the “Transition Services Agreement”);

(i) such certificates and documents as may be necessary or appropriate to change the authorized signatories on all bank accounts and safe deposit boxes maintained by or in the name of the Company;

(j) the original minute and stock books of each Group Company to the extent such books exist;

(k) evidence reasonably satisfactory to Buyer that all of the Company’s interest (whether by ownership of equity securities, by Contract or otherwise) in any Excluded Entity has been transferred to the Shareholder or an Affiliate thereof or otherwise terminated in full as a result of the dissolution of such Excluded Entity (i) in a manner that does not result in any Tax Liabilities or any other adverse Tax consequences for a Post-Closing Tax Period of any Group Company and (ii) which terminates in full all of the Group Companies’ Liabilities arising out of or relating to any Excluded Entity, in each case, as determined by Buyer in good faith (the “Pre-Closing Reorganization”); and

(l) such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the Transactions.

2.4 Buyer Closing Deliverables. At the Closing, Buyer shall deliver to the Shareholder the following:

(a) the Transition Services Agreement duly executed by Buyer;

(b) a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 9.3(a) and Section 9.3(b) have been satisfied;

(c) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the Transactions, (ii) that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transactions, and (iii) the names and signatures of the officers of Buyer authorized to sign this Agreement and the Transaction Documents;

(d) the certificate of incorporation (or other equivalent Governing Document) and all amendments thereto of Buyer, duly certified as of a recent date by the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which Buyer is organized;

(e) the Closing Purchase Price in the manner provided in Section 2.5; and

(f) such other documents or instruments as the Shareholder reasonably requests and are reasonably necessary to consummate the Transactions.

2.5 Manner of Payment. The Closing Purchase Price shall be paid to the Shareholder at Closing by wire transfer of immediately available funds to an account designated by the Shareholder at least three (3) Business Days prior to the Closing.

2.6 Withholding. Buyer shall be entitled to deduct and withhold from the consideration or other amounts otherwise payable pursuant to this Agreement to any Person such amounts as they are required to deduct and withhold with respect to such payment under the Code, or any provision of state, local or foreign law. To the extent that amounts are so withheld by Buyer, such withheld amounts shall be (a) paid to the appropriate Tax authority and (b) treated for all purposes of this Agreement as having been paid to the appropriate recipient in respect of which such deduction and withholding was made by Buyer.

ARTICLE 3
Payment Adjustments

3.1 Definitions. As used herein:

(a) “Accounting Principles” means GAAP and, to the extent not inconsistent with GAAP, using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Company’s financial statements for the most recent fiscal year end.

(b) “Closing Company Net Equity” means the Company Net Equity as of the Effective Time as determined in accordance with Section 3.3 hereof.

(c) “Closing Company Transaction Expenses” means Company Transaction Expenses that remain unpaid as of immediately prior to the Closing (but inclusive of all amounts that will or may become due at or following the Closing wholly or partially by reason of the Transactions).

(d) “Company Net Equity” means, as of any date of determination, (i) the sum of the Group Companies’ cash, accounts receivable, net, and all other assets (other than PPE), less (ii) the sum of the Group Companies’ accounts payable and other accrued expenses, net, and liabilities, as would be shown on a consolidated balance sheet of the Group Companies prepared in accordance with the Accounting Principles; provided that such calculation shall (w) exclude all intercompany receivables owed by one Group Company to another and all payables owed by one Group Company to another, (x) exclude equipment, (y) include accrued employee bonuses as a liability (provided further that, if the calculation of Company Net Equity would otherwise be less than negative Three Hundred Seventy-Five Thousand Dollars (-$375,000), the accrued bonuses payable to employees, shall be reduced on a dollar-for-dollar basis to the extent necessary and available to cause Company Net Equity to equal negative Three Hundred Seventy-Five Thousand Dollars (-$375,000)), it being understood that neither Buyer nor any Group Company shall be liable for (and to the extent there is any Action in connection therewith, the Shareholder shall indemnify Buyer for) such accrued bonuses that are reduced pursuant to this clause (y) and therefore not paid to the applicable employee(s), and (z) shall otherwise be performed in accordance with the terms of Exhibit B attached hereto.

(e) “Company Net Equity Collar Range” means any amount that is both (i) greater than or equal to the Lower Target Company Net Equity and (ii) less than or equal to the Upper Target Company Net Equity.

(f) “Company Transaction Expenses” means the aggregate amount of (a) all fees and expenses incurred by any Group Company prior to Closing, or arising out of any contract or commitment entered into by a Group Company prior to the Closing (other than this Agreement or any other Transaction Document), in connection with the negotiation, preparation, execution and performance of this Agreement and the Transaction Documents, and the Transactions, including all legal, financial advisory, accounting, consulting and other fees and expenses and any broker’s or finder’s fees, (b) all amounts (plus any associated withholding Taxes or any Taxes required to be paid by any Group Company with respect thereto) payable by the Company, whether immediately or in the future, under any “change of control,” retention, termination, compensation, severance or other similar arrangements by reason of (either alone or in conjunction with any other event, such as termination or continuation of employment) the consummation of the Transactions or any Transaction Document (including such amounts payable to any employee of any Group Company at the election of such employee pursuant to any such arrangements but excluding any amounts payable with respect to the termination of employee by a Group Company following the Closing); provided that any such amounts shall not be deemed to be a Company Transaction Expense to the extent included as a liability in the calculation of the Company Net Equity.

(g) “Excess Transaction Expense Reduction Amount” means (i) the Closing Company Transaction Expenses, if the Closing Company Net Equity is lower than negative five hundred thousand dollars (-$500,000) or (ii) $0, if the Closing Company Net Equity is equal to or greater than negative five hundred thousand dollars (-$500,000).

(h) “Lower Target Company Net Equity” means negative Two Hundred Fifty Thousand Dollars (-$250,000).

(i) “Upper Target Company Net Equity” means Zero Dollars ($0).

3.2 Net Estimated Adjustment Amount.

(a) At least five (5) Business Days prior to the Closing Date, the Company shall prepare and deliver to Buyer a written statement (the form and substance of which shall be subject to Buyer’s approval, which approval shall not to be unreasonably withheld) (the “Estimated Closing Statement”) that includes a good-faith estimate of the Company Net Equity as of the Closing Date (the “Estimated Closing Net Equity”) and a good faith estimate of the Closing Company Transaction Expenses (the “Estimated Closing Company Transaction Expenses”), and the calculation of the Closing Purchase Price, in each case, with reasonable supporting detail.

(b) The “Net Estimated Adjustment Amount” shall be equal to zero:

(i) (x) if the Estimated Closing Net Equity is less than the Lower Target Company Net Equity, then minus the amount, if any, by which the Estimated Closing Net Equity is less than the Lower Target Company Net Equity (the “Estimated Closing Net Equity Deficit”) or (y) if the Estimated Closing Net Equity exceeds the Upper Target Company Net Equity, then plus the amount, if any, by which the Estimated Closing Net Equity exceeds the Upper Target Company Net Equity (any such amount, the “Estimated Closing Net Equity Surplus”) (it being understood that if the Estimated Closing Net Equity falls within the Company Net Equity Collar Range, then the adjustment pursuant to this clause (i) shall be $0);

(ii) minus (x) the Estimated Closing Company Transaction Expenses, if the Estimated Closing Net Equity is lower than negative five hundred thousand dollars (-$500,000) or (y) $0, if the Estimated Closing Net Equity is equal to or greater than negative five hundred thousand dollars (-$500,000) (the “Estimated Excess Transaction Expense Reduction Amount”).

3.3 Post-Closing Adjustment.

(a) On the 120th day following the Closing Date, Buyer shall prepare, or cause to be prepared, and deliver to the Shareholder within 10 days thereafter a written statement (the “Closing Statement”) that shall include a calculation of (i) the Company Net Equity as of the Closing Date (which calculation shall (A) exclude the amount of any account receivable outstanding as of the Effective Time but which has not been paid as of the 120th day following the Closing Date (the “Ineligible Accounts Receivable”) and (B) include the amount of any accounts receivable to the extent payments are actually received by the Group Companies after the Effective Time with respect to such accounts receivable, even if any such payment would not be properly included, in accordance with the Accounting Principles, as part of the Group Companies’ cash or accounts receivable in existence at the Effective Time), (ii) Closing Company Transaction Expenses and (iii) the Net Adjustment Amount, each with reasonable supporting detail.

(b) During the 30 day period following Buyer’s delivery of the Closing Statement to the Shareholder (the “Review Period”), Buyer shall provide the Shareholder and its Representatives reasonable access to the relevant books and records of the Group Companies for the purpose of facilitating the Shareholder’s review of the Closing Statement. The Closing Statement shall become final and binding on the last day of the Review Period, unless on or before the last day of the Review Period, the Shareholder delivers to Buyer a written notice of disagreement (a “Notice of Disagreement”), which shall set forth in reasonable detail (i) the items or amounts with which the Shareholder disagrees and the basis for such disagreement (which disagreement shall be limited to mathematical errors, the asserted failure of such calculation of the Closing Statement to be made in accordance with the terms of this Article 3 or a determination as to whether any other relevant requirements have been satisfied) and (ii) the Shareholder’s proposed adjustments to the Closing Statement. The Shareholder shall be deemed to have agreed with all items and amounts in the Closing Statement not specifically referenced in a Notice of Disagreement provided to Buyer on or before the last day of the Review Period.

(c) During the 30 day period following delivery of a Notice of Disagreement by the Shareholder to Buyer (the “Resolution Period”), such parties in good faith shall seek to resolve in writing any differences that they may have with respect to the computation of the amounts as specified therein. Any disputed items resolved in writing between the Shareholder and Buyer within the Resolution Period shall be final and binding on the parties for all purposes hereunder. If the Shareholder and Buyer have not resolved all such differences by the end of the Resolution Period, the Shareholder and Buyer shall submit, in writing, such differences to the New York City office of the Accounting Expert. The “Accounting Expert” shall be PricewaterhouseCoopers LLP, or, in the event that it is not available or is not a Neutral Accounting Firm, a Neutral Accounting Firm selected by mutual agreement of Buyer and the Shareholder; provided, however, that (i) if, within fifteen (15) days after the end of the Resolution Period, such parties are unable to agree on a Neutral Accounting Firm to act as the Accounting Expert, then each party shall select a Neutral Accounting Firm and such firms together shall select the Neutral Accounting Firm to act as the Accounting Expert, and (ii) if any party does not select a Neutral Accounting Firm within ten (10) days of written demand therefor by the other party, then the Neutral Accounting Firm selected by the other party shall act as the Accounting Expert. A “Neutral Accounting Firm” means an independent accounting firm of nationally recognized standing that is not at the time it is to be engaged hereunder rendering services to any party hereto, or any Affiliate of any party hereto, and has not done so within the two year period prior thereto.

(d) The parties shall arrange for the Accounting Expert to agree in its engagement letter to act in accordance with this Section 3.3(d). The parties shall make readily available to the Accounting Expert all relevant books and records within such party’s control reasonably requested by the Accounting Expert. Each party shall present a brief to the Accounting Expert (which brief shall also be concurrently provided to the other party) within 20 days of the appointment of the Accounting Expert detailing such party’s views as to the correct nature and amount of each item remaining in dispute from the Notice of Disagreement (and for the avoidance of doubt, no party may introduce a dispute to the Accounting Expert that was not originally set forth on the Notice of Disagreement). Within 10 days of receipt of the brief, the receiving party may present a responsive brief to the Accounting Expert (which responsive brief shall also be concurrently provided to the other party). Each party may make an oral presentation to the Accounting Expert (in which case, such presenting party shall notify the other party of such presentation, and the other party shall have the right to be present (and speak) at such presentation), within 45 days of the appointment of the Accounting Expert. The Accounting Expert shall have the opportunity to present written questions to either party, a copy of which shall be provided to the other party. There shall be no ex parte communications between any party (or its Representatives), on the one hand, and the Accounting Expert, on the other hand, relating to any disputed matter and unless requested by the Accounting Expert in writing, no party may present any additional information or arguments to the Accounting Expert, either orally or in writing. The Accounting Expert shall consider only those items and amounts in the Shareholder’s and Buyer’s respective calculations that are identified as being items and amounts to which the Shareholder and Buyer have been unable to agree, and shall act as an expert only (and thus not as an arbitrator). In resolving any disputed item, the Accounting Expert may not assign a value to any item greater than the greatest value for such item claimed by either Buyer or the Shareholder, or less than the smallest value for such item claimed by either Buyer or the Shareholder. The Accounting Expert shall make a written determination within 60 days of its appointment as to each such disputed item, which determination shall be final and binding on the parties for all purposes hereunder absent manifest mathematical error or manifest disregard for the provisions of this Article 3 (and, in the event of such manifest error or disregard, the written determination shall be referred back to the Accounting Expert to correct the same). Notwithstanding the foregoing, the Accounting Expert shall have no authority to resolve any dispute regarding the interpretation of any provision of this Agreement or whether Buyer, Company or Shareholder has breached any covenant contained herein, it being understood and agreed that any such dispute shall be resolved solely as provided in Section 10.10. All fees and expenses of the Accounting Expert in resolving the dispute shall be allocated between the Shareholder, on the one hand, and Buyer, on the other hand, such that the amount paid by the Shareholder bears the same proportion that the aggregate dollar amount unsuccessfully disputed by the Shareholder bears to the total dollar amount of the disputed items that were submitted for resolution to the Accounting Expert, and Buyer shall pay the balance. For purposes of illustration only, if the Closing Company Net Equity is disputed to be $1,000 by the Shareholder and $900 by Buyer, and the Closing Company Net Equity is determined by the Accounting Expert to be $940, then the Shareholder would bear 60% of the fees and expenses of the Accounting Expert because the amount disputed was $100 and the amount unsuccessfully disputed by the Shareholder was $60.

(e) The “Net Adjustment Amount” shall equal zero:

(i) (x) if the Closing Net Equity is less than the Lower Target Company Net Equity, then minus the amount, if any, by which the Closing Net Equity is less than the Lower Target Company Net Equity or (y) if the Closing Net Equity exceeds the Upper Target Company Net Equity, then plus the amount, if any, by which the Closing Net Equity exceeds the Upper Target Company Net Equity (it being understood that if the Closing Net Equity falls within the Company Net Equity Collar Range, then the adjustment pursuant to this clause (i) shall be $0);

(ii) minus the Estimated Closing Net Equity Surplus or plus the absolute value of the Estimated Closing Net Equity Deficit, as applicable;

(iii) minus the amount, if any, by which the Excess Transaction Expense Reduction Amount exceeds the Estimated Excess Transaction Expense Reduction Amount or plus the amount, if any, by which the Estimated Excess Transaction Expense Reduction Amount exceeds the Excess Transaction Expense Reduction Amount.

(f) If the Net Adjustment Amount is positive, Buyer shall promptly (and in no event later than five (5) Business Days following the final determination of the Net Adjustment Amount) pay such Net Adjustment Amount to the Shareholder, by wire transfer of immediately available funds to an account designated in writing by the Shareholder.

(g) If the Net Adjustment Amount is negative (in which case the “Net Adjustment Amount” shall be deemed to be equal to the absolute value of such amount), the Shareholder shall promptly (and in no event later than five (5) Business Days following the final determination of the Net Adjustment Amount) pay the lesser of (i) such Net Adjustment Amount, and (ii) the Base Purchase Price, to Buyer, by wire transfer of immediately available funds to an account designated in writing by Buyer.

(h) The Purchase Price shall automatically be deemed increased by any Net Adjustment Amount payment made by Buyer to Shareholder and shall automatically be deemed reduced by any Net Adjustment Amount payment made by Shareholder to Buyer.

(i) Notwithstanding anything to the contrary set forth herein, and for the avoidance of doubt, the parties hereby acknowledge and agree that no adjustments otherwise required to be made to the Base Purchase Price or the Purchase Price pursuant to this Article 3 shall reduce the Purchase Price to an amount which is less than $500,000.00, except in the event of fraud or intentional misrepresentation in connection with the preparation of the Estimated Closing Statement.

(j) Any payment received by the Group Companies or the Buyer with respect to an Ineligible Accounts Receivable during the one year period following the Closing Date shall be immediately remitted by the Buyer or the applicable Group Company to the Shareholder.

(k) Following the Effective Time, the Buyer shall, or shall cause the Group Companies to, use commercially reasonable means consistent with the credit and collection practices used by the Group Companies prior to the Effective Time, to promptly collect all of the Group Companies accounts receivable outstanding as of the Effective Time and the Buyer shall not agree, or permit any Group Company to agree, to compromise or adjust in any manner any such account receivable without the prior written consent of the Shareholder.

(l) Following the Effective Time, all payments received by a Group Company from any customer shall be applied to the oldest outstanding account receivable of such customer (but only to the extent that such account receivable is not then subject to an unresolved dispute).

ARTICLE 4

Representations and warranties of the shareholder

The Shareholder hereby represents and warrants to Buyer that the statements contained in this Article 4 are true and correct on the date hereof and shall be true and correct on the Closing Date as if made thereon:

4.1 Organization. The Shareholder (i) is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and (ii) has all necessary corporate power and corporate authority to carry on its business, and to own or use the properties and assets that it purports to own or use.

4.2 Authority and Enforceability. The Shareholder has all requisite power and authority, and has taken all action necessary, to execute and deliver this Agreement and each Transaction Document and to perform its obligations hereunder and thereunder. This Agreement has been, and each Transaction Document will be prior to the Closing, duly authorized, executed and delivered by the Shareholder, and this Agreement constitutes, and each Transaction Document when so executed and delivered will constitute, the legal, valid and binding obligations of the Shareholder, enforceable against the Shareholder in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

4.3 Title to Shares.

(a) The Shareholder is the record and beneficial owner of, and has good and valid title to, the Shares, free and clear of all Encumbrances. The Shareholder is not a party to any option, warrant, right, contract, call, put or other agreement or commitment providing for the disposition or acquisition of any of the Shares (other than this Agreement). The Shareholder does not have any other debt or ownership interest in any Group Company.

(b) Other than this Agreement, the Shares are not subject to any voting trust agreement or other Contract restricting or otherwise relating to the voting, dividend rights or other disposition of the Shares.

4.4 No Conflict. The execution and delivery by the Shareholder of this Agreement and each Transaction Document, and the performance by it of any actions contemplated hereunder or thereunder, does not and will not, directly or indirectly (with or without notice or lapse of time):

(a) Conflict with or violate any provision of the Governing Documents of the Shareholder;

(b) Require notice, consent or approval under, conflict with, violate, result in a breach of, result in the acceleration of obligations, loss of a benefit or increase in Liabilities or fees under, create in any Person the right to terminate, cancel or modify, or cause a default under or give rise to any rights or penalties under (i) any provision of Law relating to the Shareholder, (ii) any provision of any Governmental Order to which the Shareholder or any of its properties are subject, (iii) any provision of any Contract to which the Shareholder or its properties are bound, or (iv) any other restriction of any kind or character to which the Shareholder or its properties are subject; or

(c) Require a registration, filing, application, notice, consent, approval, order, qualification or waiver with, to or from any Governmental Authority except (i) the filing of the FCC Applications and the receipt of the FCC Consent, and (ii) the filing of the PUC Applications and the receipt of the PUC Consents.

4.5 Legal Proceedings. There are no Actions pending or, to the Shareholder’s knowledge, threatened against or by the Shareholder or any of its Affiliates or Related Persons that challenge or seek to prevent, enjoin or otherwise delay the Transactions.

4.6 United States Person. The Shareholder is a United States Person (as defined in Section 7701(a)(3) of the Code).

4.7 Pre-Closing Reorganization. The Pre-Closing Reorganization will not qualify as a tax-free reorganization under Code Section 368 or a tax-free spin off under Code Section 355 for U.S. federal income tax purpose and Shareholder agrees to treat it and to cause the Group Companies to treat it as a taxable transaction for U.S. federal, state and local income tax purposes.

ARTICLE 5
Representations and warranties of the company

The Company hereby represents and warrants to Buyer that the statements contained in this Article 5 are true and correct on the date hereof and shall be true and correct on the Closing Date as if made thereon:

5.1 Organization and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Go2Tel is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 5.1 of the Disclosure Schedule sets forth each jurisdiction in which each Group Company is licensed or qualified to do business, and each Group Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect.

5.2 Authority; Board Approval. The Company has full corporate power and authority to enter into and perform its obligations under this Agreement and the Transaction Documents to which it is a party and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the Transaction Documents and the consummation by the Company of the Transactions have been duly authorized by all requisite corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Transactions. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by each other party) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally. When each Transaction Document to which the Company is or will be a party has been duly executed and delivered by the Company (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of the Company enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

5.3 No Conflicts; Consents. The execution and delivery by the Company of this Agreement and each Transaction Document, and the performance by it of any actions contemplated hereunder or thereunder, does not and will not, directly or indirectly (with or without notice or lapse of time), conflict with or violate any provision of the Governing Documents of any Group Company.

5.4 Capitalization.

(a) The authorized capital stock of the Company consists of 10,000 Shares, of which 100 Shares are issued and outstanding as of the close of business on the date of this Agreement.

(b) All of the Shares are owned beneficially and of record by the Shareholder, free, and clear of all Encumbrances. The Shares represent 100% of the outstanding ownership interests in the Company. All of the Shares have been duly authorized, are validly issued, fully paid, and non-assessable and have been offered, issued and transferred without violation of any preemptive right or other right to purchase and were issued and/or transferred in compliance with all applicable Laws, the Governing Documents of the Company and the Contracts to which the Company is a party or otherwise bound. Other than the Shares, there are no other equity or other ownership interests in the Company or outstanding securities convertible or exchangeable into ownership interests of the Company, including any other options, warrants, purchase rights, preemptive rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal, right of first offer, anti-dilution protections, obligations, commitments, plans or other Contracts or similar rights that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem (or establish a sinking fund with respect to redemption) ownership interests in the Company or require the Company to make any payments based on the price or value of the Shares or dividends paid thereon. No holder of Indebtedness of the Company has any right to vote or to convert or exchange such Indebtedness for ownership interests of the Company. There are no outstanding or authorized equity appreciation, contingent value, phantom equity, profit participation, or similar rights with respect to the Company. There are no voting trusts, proxies, or other Contracts with respect to the voting of the ownership interests of the Company. Upon consummation of the Transactions, Buyer will be the sole owner, beneficially and of record, of 100% of the issued and outstanding equity interests of the Company, free and clear of any Encumbrances.

(c) The Company has delivered to Buyer copies of the Governing Documents of the Company and all minute books of the Company.

5.5 Subsidiaries; Joint Ventures. Section 5.5(a) of the Disclosure Schedule sets forth for each Subsidiary of the Company, (i) the authorized capital stock or other ownership interests of such Subsidiary, and (ii) the number of issued, allotted and outstanding shares of capital stock or other ownership interests of each class of its capital, the names of the record and beneficial holders thereof and the number of shares or other ownership interests held by each such holder. All of the issued, allotted and outstanding shares of capital stock or other ownership interests of each Subsidiary of the Company have been duly authorized, are validly issued and allotted, fully paid, and non-assessable and have been offered, issued, allotted and transferred without violation of any preemptive rights or other right to purchase and were issued and/or transferred in compliance with all applicable Laws, the Governing Documents of the Subsidiary and the Contracts to which the Subsidiary is a party or otherwise bound. There are no other capital stock or other ownership interests in any of the Company’s Subsidiaries or outstanding securities convertible or exchangeable into capital stock or other ownership interests of such Subsidiaries, including any options, warrants, purchase rights, preemptive rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal, rights of first offer, anti-dilution protections, obligations, commitments, plans or other Contracts or similar rights that could require the Company or any of its Subsidiaries to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem (or establish a sinking fund with respect to redemption) capital stock or any other ownership interests in any such Subsidiary or require the Company or any of its Subsidiaries to make any payments based on the price or value of any securities or instruments set forth on Section 5.5(a) of the Disclosure Schedule or dividends paid thereon. No holder of Indebtedness of the Company or any of its Subsidiaries has any right to vote or to convert or exchange such Indebtedness for capital stock or other ownership interests of any of the Company’s Subsidiaries. There are no outstanding or authorized equity appreciation, contingent value, phantom equity, profit participation, or similar rights with respect to any of the Company’s Subsidiaries. There are no voting trusts, proxies, or other Contracts with respect to the voting of the capital stock or other ownership interests of the Company’s Subsidiaries. Upon consummation of the transactions contemplated hereby, Company will be the sole owner, beneficially and of record, directly or indirectly, of 100% of the issued and outstanding capital stock or other ownership interests of the Company’s Subsidiaries, free and clear of any Encumbrances. Except as set forth on Section 5.5(a) of the Disclosure Schedule, the Company does not have any direct or indirect Subsidiaries and does not own directly or indirectly any capital stock or other equity interest in any other Person.

5.6 Legal Proceedings; Governmental Orders.

(a) Section 5.6(a) of the Disclosure Schedule identifies and provides a summary of the status and material claims involved in each Action that is currently or in the past five years was pending, or, to the Company’s Knowledge, is currently threatened, against or by any Group Company (or any of its Representatives with respect to their business activities on behalf of any Group Company) affecting any of its properties or assets. Except as set forth in such Section 5.6(a) of the Disclosure Schedule, the Group Companies have insurance that will cover all Losses that may be incurred by any Group Company in connection with each such pending Action.

(b) There are no Actions pending or, to the Company’s Knowledge, threatened against or by any Group Company that challenges or seeks to prevent, enjoin or otherwise delay the Transactions. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(c) There are no, nor in the past five (5) years have there been any, outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting any Group Company (or any of its Representatives with respect to their business activities on behalf of the Group Companies) or any of its properties or assets. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

5.7 Permits.

(a) The Group Companies (i) hold, and are in compliance in all material respects with the terms of, all Permits that are necessary to enable the Group Companies to conduct their business, including all licenses or authorizations issued by the FCC and all certificates of public convenience and necessity or similar instruments issued by any State PUC and all material franchises, ordinances and other agreements granting access to public rights of way (“Communications Authorizations”), all of which are listed on Section 5.7(a) of the Disclosure Schedule, (ii) have not received any notice of the institution of any Action to revoke any such Permits or alleging that any Group Company fails to hold such Permits, (iii) have not received any notice that any loss or expiration of any Permit is pending, other than expiration in accordance with the terms thereof, and (iv) have no Knowledge of any threatened or reasonably foreseeable loss or expiration of any Permit, other than expiration in accordance with the terms thereof. The Permits are valid and in full force and effect and the Communications Authorizations are not subject to any conditions or requirements that are not generally imposed by the FCC or applicable State PUC upon holders of such Communications Authorizations. None of the Permits will be terminated or impaired or become terminable as a result of the Transactions. Subject to obtaining the required consents set forth in Section 7.7(d), all Communications Authorizations will not be adversely affected by, and will remain valid and in full force and effect immediately following, the consummation of the Transactions. Each Communications Authorization and all proceeds thereof are free and clear of all Encumbrances and no other Person has any right, title or interest in or with respect to any Communications Authorization.

(b) Without limiting the foregoing clause (a), and except as set forth in Schedule 5.7(b), during the last five years, each Group Company has timely submitted, as applicable, all required regulatory reports, forms, notices, and certifications required by applicable Communications Laws, including, without limitation (i) FCC Forms 499-A and 499-Q, the annual telecommunications reporting worksheets, (ii) the annual customer proprietary network information compliance certification, (iii) FCC Form 477 for local telephone competition and broadband reporting and (iv) annual report filings required by any relevant State PUC. No Group Company has incurred, or if incurred has fully discharged, any fine, charge, forfeiture, penalty, or other liability, nor have they made a voluntary contribution to the U.S. treasury resulting from the violation of any Communications Laws. Each Group Company has paid in full all required contributions, Taxes and fees (including, without limitation, universal service contributions to any applicable Governmental Authorities), required by any Communications Law to have been paid prior to the date hereof applicable to the business of the Group Companies.

5.8 Transactions with Related Persons. Except as set forth in Section 5.8 of the Disclosure Schedule (the items so disclosed, the “Related Party Transactions and Relationships”), neither the Shareholder nor any Affiliate thereof, nor, to the Knowledge of the Shareholder, any of their respective Representatives:

(a) owns or has an interest in, directly or indirectly, any property, asset or right used by any Group Company;

(b) owes any money to or is owed any money by any Group Company (other than accrued compensation in the case of employees of the Group Companies);

(c) provides goods or services to any Group Company (other than the employees of the Group Companies);

(d) is a party to a Contract, or is involved in any business arrangement or other relationship, with any Group Company (whether written or oral);

(e) has pledged any assets, posted any letters of credit or guaranteed any obligations on behalf of any Group Company (nor has any Group Company pledged any assets, posted any letters of credit or guaranteed any obligations on behalf of any such Person); or

(f) has any claim or cause of action against any Group Company.

5.9 Brokers. Except as set forth in Section 5.9 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions or any other transactions, whether past, present or future, based upon arrangements made by or on behalf of any Group Company or the Shareholder.

ARTICLE 6
Representations and warranties of buyer

Buyer hereby represents and warrants to the Company and the Shareholder that the statements contained in this Article 6 are true and correct on the date hereof and shall be true and correct on the Closing Date as if made thereon.

6.1 Organization and Authority of Buyer. At the time of the execution of this Agreement by Buyer, Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Colorado, and, as of immediately prior to the Effective Time, Buyer will be a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the Transactions have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by the Shareholder and the Company) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

6.2 No Conflicts; Consents. The execution and delivery by Buyer of this Agreement and each Transaction Document, and the performance by it of any actions contemplated hereunder or thereunder, does not and will not, directly or indirectly (with or without notice or lapse of time) conflict with or violate any provision of the Governing Documents of Buyer.

6.3 Investment Purpose. Buyer will acquire the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof.

6.4 Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the Transactions.

6.5 Brokers. Except for such amounts as Buyer shall pay, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

ARTICLE 7
Covenants

7.1 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement, required to complete the Pre-Closing Reorganization or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), each Group Company shall (a) conduct the business of the Group Companies in the Ordinary Course of Business; and (b) use its reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Group Companies and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Group Companies. Without limiting the foregoing, from the date hereof until the Closing Date, each Group Company shall:

(a) preserve and maintain all of its Permits;

(b) pay its debts, Taxes and other obligations when due;

(c) not accelerate any receivables or delay paying any payables;

(d) not cancel or waive rights of substantial value;

(e) maintain the properties and assets owned, operated or used by it in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(f) continue in full force and effect without modification all insurance policies, except as required by applicable Law;

(g) defend and protect its properties and assets from infringement or usurpation;

(h) perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;

(i) maintain its books and records in accordance with past practice;

(j) comply in all material respects with all applicable Laws; and

(k) not (i) make, change or revoke any Tax election, (ii) consent to any extension or waiver of the limitations period applicable to any claim or assessment with respect to Taxes (iii) file any amended income tax or any other material Tax Return, (iv) settle or compromise any material Tax claim or assessment by any Governmental Authority, (v) enter into a closing agreement with a taxing authority or (vi) surrender any right to claim a refund of a material amount of Taxes.

Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (i) nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the business operations of the Group Companies prior to the Closing and (ii) prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the operations of the Business.

7.2 Access to Information.

(a) From the date hereof until the Closing, each Group Company shall (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the properties, assets, premises, books and records, Contracts and other documents and data related to any Group Company; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to any Group Company as Buyer or any of its Representatives may reasonably request (including for Buyer to make a determination as to whether the conditions to Closing have been satisfied); and (c) instruct the Representatives of the Group Companies to cooperate with Buyer in its investigation of the Company. Any investigation pursuant to this Section 7.2 shall be conducted during normal business hours and in such manner as not to interfere unreasonably with the conduct of the Group Companies’ business.

(b) For a period of 7 years after the Closing Date, the Shareholder and its Representatives shall have reasonable access to all of the books and records of each Group Company with respect to the pre-Closing period, to the extent that such access may reasonably be required in connection with the preparation of the Shareholder’s financial reports or Tax Returns or any Tax audits or for any other legitimate and reasonable purpose (it being understood that any Action by or on behalf of Shareholder Indemnitees against Buyer or any of its Affiliates or any of their respective Affiliates with respect to this Agreement or any Transaction Document, does not constitute legitimate or reasonable purpose). Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours.  Notwithstanding the foregoing, neither Buyer nor Group Company shall be required to provide access or to disclose any information to the Shareholder or any of its Representatives if doing so would reasonably be expected to (x) waive any legal privilege or (y) be in violation of applicable Contract or law to which Buyer or a Group Company is a party or to which it is subject; provided that, in each case, Buyer and the applicable Group Companies shall use their commercially reasonable efforts to make any such disclosure in a manner that does not waive any legal privilege or violate applicable Contract or law, including entering into a joint-defense agreement.

(c) The Shareholder shall provide, or cause to be provided, to Buyer and its Representatives, copies of historical financial statements and other financial information regarding the Group Companies (and if required, the Excluded Entities), in each case, to the extent required in connection with Buyer’s compliance with the rules and requirement of the Securities Exchange Commission or otherwise in connection with Buyer’s financial reporting and disclosure obligations under federal and state securities laws or the rules or regulations promulgated thereunder. All such financial statements and information shall be provided within the timeframe required under applicable securities laws and the rules and regulations promulgated thereunder.

(d) Following the Closing, Buyer shall provide Shareholder and its Representatives, within the timeframe required under applicable securities laws and the rules and regulations promulgated thereunder, with financial statements and other financial information regarding the Group Companies, in each case, to the extent required in connection with compliance by the Shareholder and its Affiliates with the rules and requirement of the Securities Exchange Commission or otherwise in connection with their respective financial reporting and disclosure obligations under federal and state securities laws or the rules or regulations promulgated thereunder, including without limitation the following:

(i) Not later than 9 Business Days following the end of each calendar month which occurs during the period from the Closing Date through the last day of the first fiscal quarter of the Shareholder ending after the Closing Date, Buyer shall provide Shareholder with the consolidated trial balances for the Group Companies and certify OneStream;

(ii) Not later than 9 Business Days following the end of the first fiscal quarter of the Shareholder ending after the Closing Date, Buyer shall provide Shareholder with a year-to-date statement of cash flows for the Group Companies and all roll-forward support for such statement of cash flows;

(iii) Not later than 9 Business Days following the end of the first fiscal quarter of the Shareholder ending after the Closing Date, Buyer shall provide Shareholder with a balance sheet of the Group Companies as of the Closing Date and an income statement for the Group Companies covering the period from the last day of the fiscal quarter of the Group Companies preceding the Closing Date to the Closing Date;

(iv) Not later than 12 Business Days following the end of the first fiscal quarter of the Shareholder ending after the Closing Date, Buyer shall provide Shareholder with all required information or other items listed on the quarter-end checklist provided by the Parent’s accounting team to the Group Companies’ accounting team;

(v) Not later than 14 Business Days following the end of the first fiscal quarter of the Shareholder ending after the Closing Date, Buyer shall provide Shareholder with all quarterly analytics regarding the Group Companies as may be requested by the Parent’s accounting team; and

(vi) Not later than 15 Business Days following the end of the first fiscal quarter of the Shareholder ending after the Closing Date, Buyer shall provide Shareholder with the M3 Executive Summary File providing support for results of operations, Adjusted EBITDA, and all requested KPIs necessary to support the Parent’s SEC filing & management reporting needs with respect to the Group Companies.

7.3 No Solicitation of Other Bids.

(a) Each Group Company and each Shareholder shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Each Group Company and each Shareholder shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (A) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving any Group Company; (B) the issuance or acquisition of shares of capital stock or other equity securities of any Group Company; or (C) the sale, lease, exchange or other disposition of any significant portion of any Group Company’s properties or assets.

(b) In addition to the other obligations under this Section 7.3, each Group Company and Shareholder shall promptly (and in any event within three (3) Business Days after receipt thereof by a Group Company, its Affiliates, any Shareholder or their Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, and the material terms and conditions of such request, Acquisition Proposal or inquiry.

(c) Each Group Company and each Shareholder agrees that the rights and remedies for noncompliance with this Section 7.3 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

7.4 Notice of Certain Events.

(a) From the date hereof until the Closing, the Company shall promptly notify Buyer in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Company or the Shareholder hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 9.2 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

(iii) any notice or other communication from any Governmental Authority in connection with the Transactions; and

(iv) any Actions commenced or, to Company’s Knowledge, threatened against, relating to or involving or otherwise affecting the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 5.6 or that relates to the consummation of the Transactions.

(b) Buyer’s receipt of information pursuant to this Section 7.4 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company or the Shareholder in this Agreement (including Section 10.2 and Section 11.1(b)) and shall not be deemed to amend or supplement the Disclosure Schedule.

7.5 Confidentiality. From and after the Closing, the Shareholder shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Group Companies (“Confidential Information”), except to the extent that the Shareholder can show that such information (a) is generally available to and known by the public through no fault of the Shareholder, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by the Shareholder, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Shareholder or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Shareholder shall promptly notify Buyer in writing and shall disclose only that portion of such information which the Shareholder is advised by its counsel in writing is legally required to be disclosed, provided that the Shareholder shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

7.6 Non-competition; Non-solicitation.

(a) For a period of two (2) years following the Closing, the Shareholder agrees that it shall not, directly or indirectly through any Person, entity or contractual arrangement:

(i) engage in the Business anywhere in the world (the “Restricted Territory”), it being acknowledged by the Shareholder that the Group Companies engage in the Business throughout the Restricted Territory; or

(ii) solicit, offer employment to or hire any individual that is an employee or consultant of a Group Company as of the Closing Date or otherwise induce or attempt to induce (whether for their own account or for the account of any other Person) any individual that is an employee or consultant of a Group Company as of the Closing Date to leave the employ of such Group Company; provided, however, that nothing in this Section 7.6(a)(ii) shall prohibit any such party from: (i) using general solicitations (including through search firms) not targeted at employees of the Group Companies, or employing any person who responds to such solicitation; (ii) hiring, employing or discussing employment with any person who contacts such party independently without any solicitations by such party or (iii) soliciting any person who has left the employment of the Group Companies at least six (6) months prior to such party soliciting such person; or

(iii) knowingly induce or attempt to induce any customer, supplier, licensee or other business relation of a Group Company to cease participating in the Business as conducted by such Group Company.

(b) The Shareholder acknowledges that if it breaches any obligation under this Section 7.6, Buyer will suffer immediate and irreparable harm and damage for which money alone cannot fully compensate, and the Shareholder therefore agrees that upon such breach or threatened breach, Buyer shall be entitled to seek a temporary restraining order, preliminary injunction, permanent injunction or other injunctive relief, without posting any bond or other security, barring the other party from violating any such provision. This Section 7.6(b) shall not be construed as an election of any remedy, or as a waiver of any right available to Buyer under this Agreement or the Law, including the right to seek damages for a breach.

(c) If a court of competent jurisdiction determines that the character, duration or geographical scope of the provisions of this Section 7.6 are unreasonable, it is the intention and the agreement of the parties that these provisions shall be construed by the court in such a manner as to impose only those restrictions on the Shareholder’s conduct that are reasonable in light of the circumstances and as are necessary to assure to Buyer the benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants of this Section 7.6 because taken together they are more extensive than necessary to assure to Buyer the intended benefits of this Agreement, it is expressly understood and agreed by the parties that the provisions hereof that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding, shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

7.7 Approvals and Consents.

(a) From the date hereof until the Closings, Buyer, the Company and the Shareholder shall (i) use their respective reasonable best efforts to file, make or obtain, as applicable, all registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers listed on Section 7.7 of the Disclosure Schedule and (ii) shall make any payments required to accomplish the foregoing. For the avoidance of doubt, the cost of such filings and obtaining such consents shall be borne 100% by Buyer.

(b) Each of the Parties shall use their respective reasonable best efforts to:

(i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the Transactions or any agreement or document contemplated hereby;

(ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the Transactions or any agreement or document contemplated hereby; and

(iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the Transactions or any agreement or document contemplated hereby has been issued, to have such Governmental Order vacated or lifted.

(c) If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which the Company is a party is not obtained prior to the Closing, the Shareholder shall, at Buyer’s sole expense, subsequent to the Closing, cooperate with Buyer and the Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, the Shareholder shall use its commercially reasonable efforts to provide the Company with the rights and benefits of the affected Contract for the term thereof, and, if the Shareholder provides such rights and benefits, the Company shall assume all obligations and burdens thereunder.

(d) Each of the Parties shall use all reasonable best efforts to (i) file or cause to be filed with the FCC all required applications seeking consent to the transfer of control of all applicable Communications Authorizations from Seller to Buyer (the “FCC Applications”) not later than ten (10) Business Days following the date hereof; (ii) file or cause to be filed with the State PUCs all appropriate applications seeking consent to the transfer of control of the applicable Communications Authorizations from Seller to Buyer (the “State PUC Applications”) not later ten (10) Business Days following the date hereof; and (iii) make such filings with any applicable Governmental Authorities as are necessary to obtain any required consents to the transfer of control of other Communications Authorizations. Each Party shall furnish to the other Party all necessary information concerning such Party and its Affiliates as may be reasonably required for inclusion in the (i) FCC Applications, (ii) State PUC Applications, (iii) any other filings to be made in connection with the Transactions or (iv) to determine compliance with Law. The Parties shall supply promptly any additional information and documentary material that may be requested by the FCC, the State PUCs, and any other applicable Governmental Authority. Each Party shall work together in good faith and use its reasonable best efforts to expeditiously prosecute all such applications and filings to a favorable conclusion.

(e) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of a party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between or the Company with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(f) Notwithstanding the foregoing, nothing in this Section 7.7 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer, the Company or any of their respective Affiliates, (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the Transactions, (iii) any material modification or waiver of the terms and conditions of this Agreement, or (iv) threaten to, commence, prosecute or defend any Action.

(g) As of the Closing, the Shareholder hereby waives all rights of first refusal, co-sale rights, drag-along rights, consent rights and other similar rights that the Shareholder may have, as well as any restrictions on the transfer of the Shares, in each case under the Company’s organizational documents or otherwise with respect to the transactions contemplated hereby.

7.8 Release.

(a) The Shareholder, on behalf of itself and its Affiliates which it controls, and their respective successors and assigns (collectively, the “Releasors”), hereby knowingly and voluntarily releases and forever discharges, effective as of the Closing Date, Buyer and each Group Company, and each of their respective past, present and/or future Affiliates and Representatives (collectively, the “Released Parties”), from any and all Actions, claims, suits, controversies, causes of action, cross-claims, counter claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, whether known or unknown, liquidated or contingent, which the Shareholder or any other Releasor ever had, now have or may have relating to, arising out of or in any way connected with the dealings of the Group Companies, on the one hand, and the Shareholder and the other Releasors, on the other hand, or any circumstance, agreement, action, omission, event or matter occurring or existing between the Group Companies on the one hand and the Shareholder and the other Releasors on the other hand, in each case, prior to the Closing Date (collectively, the “Released Claims”); provided, however, that the Released Claims shall not include any of the terms, conditions or other provisions or obligations under this Agreement or the Transaction Documents.

(b) The Shareholder acknowledges that the Laws of many states provide substantially the following:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

The Shareholder acknowledges that such provisions are designed to protect a party from waiving claims which he does not know exist or may exist. Nonetheless, the Shareholder agrees that, effective as of the Closing Date, the Shareholder and the other Releasors shall be deemed to waive any such provision.

(c) The Shareholder further agrees that it shall not, and shall not permit any Affiliates which it controls to, (i) institute a lawsuit or other legal proceeding based upon, arising out of, or relating to any of the Released Claims, (ii) participate, assist, or cooperate in any such proceeding, or (iii) encourage, assist and/or solicit any third party to institute any such proceeding.

7.9 Closing Conditions. From the date hereof until the Closing, each of Buyer and the Shareholder shall, and Shareholder shall cause the Company to, use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article 9.

7.10 Publicity; Transaction Disclosure.

(a) Any public announcement, press release or similar publicity with respect to this Agreement or the Transactions will be issued, if at all, at such time and in such manner as approved in writing by the other party (such approval not to be unreasonably withheld, conditioned or delayed); provided, that if such announcement is required by Law, a party may make any such announcement, release or similar publicity without the consent of the other party, provided that the disclosing party shall use commercially reasonable efforts to provide, to the extent practicable and legally permitted, the other party a reasonable opportunity to review and comment on the content of such announcements in advance (it being understood that the other party shall not have any right to prevent the disclosing party from making such announcements).

(b) None of (i) the Group Companies, the Shareholder or any of their respective Affiliates or any of their respective Representatives shall (except with the prior written consent of Buyer or as permitted by this Agreement) and (ii) Buyer or any of its Affiliates or Representative shall (except with the prior written consent of the Shareholder or as permitted by this Agreement) disclose to any Person: (A) the fact that any confidential information of the Group Companies has been disclosed to Buyer or its Representatives, or that any confidential information of Buyer has been disclosed to the Group Companies or the Shareholder or (B) any information about the transactions contemplated hereby, including the status of such discussions or negotiations, the execution of any documents (including this Agreement) or any of the terms of the transactions contemplated hereby or the related documents (including this Agreement); provided that the foregoing obligation of the Group Companies, the Shareholder or Buyer (or any of their respective Affiliates or Representatives) shall not prohibit disclosure of any such information (1) if required by applicable Law; (2) as required in order to fulfill such party’s obligations under this Agreement; (3) to a financial, legal or accounting advisor for the purpose of advising in connection with the transactions contemplated by this Agreement and the other Transaction Documents (provided, that such advisor is made aware of and directed to comply with the provisions of this Section 7.10); (4) to the extent that the information has been made public by, or with the prior consent of, Buyer (with respect to disclosures by the Group Companies, the Shareholder or their respective Affiliates or Representatives) or the Shareholder (with respect to disclosures by Buyer or its Affiliates or Representatives); or (5) in connection with any Action with respect to this Agreement or any other Transaction Documents; and provided, further, that in the event any of the Group Companies, the Shareholder or Buyer is required by Law to disclose any such information, such Person shall promptly notify Buyer (with respect to disclosures by the Group Companies or the Shareholder) or the Shareholder (with respect to disclosures by Buyer) in writing to the extent permitted by Law, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and such Person shall reasonably cooperate with Buyer or the Shareholder, as applicable (at such Person’s expense) to preserve the confidentiality of such information consistent with applicable Law.

7.11 Benefit Plans. Effective as of the Effective Time or before, the Company shall terminate or cause to be terminated each employee benefit plan of the Company designated on Section 7.11 of the Disclosure Schedule, unless Buyer provides written notice to the Company that such employee benefit plan shall not be terminated.

7.12 Litigation Support. Following the Closing, in the event and for so long as Buyer or the Group Companies are actively contesting or defending against any Action in connection with any fact, situation, circumstance, action, failure to act, or transaction on or prior to the Closing Date involving any Group Company, the Shareholder will cooperate with it and its counsel in the contest or defense and provide such testimony and access to the Shareholder’s books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of Buyer and the Group Companies (unless Buyer is entitled to indemnification therefor hereunder).

7.13 280G. Promptly following the execution of this Agreement, the Company shall submit to the Shareholder for approval (in a manner reasonably satisfactory to Buyer), by such number of holders of the Shareholder as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments and/or benefits that may separately or in the aggregate, constitute “parachute payments” pursuant to Section 280G of the Code (“Section 280G Payments”) (which determination shall be made by the Company and shall be subject to review and approval by Buyer, such approval not to be unreasonably withheld, conditioned or delayed), such that such payments and benefits shall not be deemed to be Section 280G Payments, and prior to the Closing, the Company shall deliver to Buyer notification and documentation reasonably satisfactory to Buyer that (a) a vote of the holders of the capital stock of the Company was solicited in conformance with Section 280G and the regulations promulgated thereunder and the requisite Shareholder approval was obtained with respect to any payments and/or benefits that were subject to the Shareholder vote (the “280G Shareholder Approval”), or (b) that the 280G Shareholder Approval was not obtained and as a consequence, that such payments and/or benefits shall not be made or provided to the extent they would cause any amounts to constitute Section 280G Payments, pursuant to the waivers of those payments and/or benefits which were executed by the affected individuals prior to the vote of the holders of Company’s capital stock pursuant to this Section 7.13.

7.14 Company Covenants. The Shareholder shall cause each Group Company to comply with each of its covenants and agreements set forth herein.

7.15 Customer and other Business Relationships. After the Closing, the Shareholder will, and will cause its Affiliates to, refer to Buyer all inquiries relating to the Group Companies.

7.16 Insurance; Risk of Loss. The Shareholder will, and will cause each of its Affiliates to, keep insurance policies currently maintained in respect of the Business and current or former employees of the Group Companies, as the case may be, or suitable replacements therefor, in full force and effect through the close of business on the Closing Date. For any claim that may be asserted against any Group Company after the Closing Date arising out of events, incidents, conduct or circumstances that occurred and/or existed prior to the Closing Date (such claims, “Post-Closing Claims”): (i) the Shareholder shall ensure that the Group Companies have access to coverage under each of the insurance policies set forth in Section 7.16 of the Disclosure Schedule (the “Specified Policies”) in each case subject to the terms and conditions thereof; and (ii) with respect to Specified Policies designated as “Claims-Made” and “Occurrence-Reported,” the Shareholder shall secure tail coverage and/or ensure that the Group Companies have access, either directly or through the Shareholder or its Affiliates to coverage under renewals of such Specified Policies or equivalent coverage. After the Closing Date, the Group Companies may seek coverage for any Post-Closing Claim from the applicable insurer under any Specified Policy or, where applicable, any tail or renewal policy or equivalent of such Specified Policy, and the Shareholder shall cooperate with the Group Companies in connection with the tendering of such claims (including by providing access to employees and third party claims adjustors); provided, however, that (i) the Group Companies shall reimburse the Shareholder for all of its out-of-pocket costs and expenses in connection with such cooperation; and (ii) the Group Companies shall notify the Shareholder of all such coverage claims made. Shareholder shall not release, commute, buy-back, or otherwise eliminate the coverage available under any Specified Policy without first providing written notice to the Group Companies.

7.17 Internal Control over Financial Reporting. Without limiting any other provisions of this Agreement, prior to the Closing, the Company shall use its commercially reasonable efforts to coordinate with Buyer and to provide the internal resources required to establish: (a) a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurances: (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP; (ii) that transactions are executed only in accordance with the authorization of management; and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the properties or assets of the Group Company, and (b) a system of “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) sufficient to ensure that all material information concerning the Group Companies is made known on a timely basis to the individuals responsible for the preparation of the Company’s financial statements; provided that the Company shall not be required to incur any out of pocket expenses (other than nominal expenses) in connection with such efforts. Prior to the Closing, the Company shall reasonably cooperate with Buyer with respect to integration planning in respect of accounting and financial reporting functions.

7.18 Financial Reporting Cooperation. During the period between the signing of this Agreement and the earlier of the Closing or termination of this Agreement, the Company shall provide (and cause its Subsidiaries to provide) such reasonable and customary cooperation (and to use commercially reasonable efforts to cause its and their respective managers, officers, directors, employees, accountants, legal counsel, agents, other advisors and authorized representatives to provide such reasonable and customary cooperation) in connection with Buyer’s and its Affiliates’ reporting obligations under the Securities Act and the Exchange Act.

7.19 Further Assurances. Each of the parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Transactions.

ARTICLE 8
Tax matters

8.1 Tax Covenants.

(a) Without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Shareholder (and, prior to the Closing, the Group Companies, their respective Affiliates and their respective Representatives) shall not, to the extent it may adversely affect any Group Company following the Effective Time, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or any Group Company in respect of any taxable period ending after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning on and including the Closing Date (“Post-Closing Tax Period”). Parent and Shareholder each agree that Buyer is to have no liability for any Tax resulting from any action of Parent, Shareholder, any Group Company (on or prior to the Closing Date), its Affiliates or any of their respective Representatives (excluding any liability with respect to any Virginia BPOL taxes owed by a Group Company for which neither Parent nor Shareholder shall have any indemnification obligation hereunder), and agrees to indemnify and hold harmless Buyer (and, after the Closing Date, the Group Companies) against any such Tax liability. Following the Effective Time, except for the indemnification provided in the immediately preceding sentence, neither Parent nor Shareholder, nor any of their respective Affiliates (other than the Group Companies) or Representatives, shall have any liability or obligation with respect to any Tax liability of a Group Company.

(b) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne 100% by Buyer. The Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Shareholder shall cooperate with respect thereto as necessary).

(c) Shareholder shall prepare, or cause to be prepared, all income Tax Returns required to be filed by the Group Companies on a consolidated basis after the Closing Date with respect to a “taxable period” ending on or before the Closing Date and, Buyer shall prepare all other Tax returns required to be filed by the Group Companies after the Closing Date.

(d) Any Tax Return required to be filed by the Group Companies after the Closing Date with respect to a “taxable period” ending on or before the Closing Date and with respect to any taxable period beginning before and ending after the Closing Date the portion of such taxable period ending on and including the Closing Date (“Pre-Closing Tax Period”), shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method (unless otherwise required by Law). All Tax Returns prepared by Buyer for Pre-Closing Tax Periods shall be submitted by Buyer to the Shareholder (together with schedules, statements and, to the extent requested by the Shareholder, supporting documentation) at least forty-five (45) days prior to the due date (including extensions) of such Tax Return. If the Shareholder objects to any item on any such Tax Return, it shall, within ten (10) days after delivery of such Tax Return, notify Buyer in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and the Shareholder shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and the Shareholder are unable to reach such agreement within ten (10) days after receipt by Buyer of such notice, the disputed items shall be resolved by a nationally recognized accounting firm selected by Buyer and reasonably acceptable to the Shareholder (the “Accounting Referee”) and any determination by the Accounting Referee shall be final. The Accounting Referee shall resolve any disputed items within twenty (20) days of having the item referred to it pursuant to such procedures as it may require. If the Accounting Referee is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Buyer and then amended to reflect the Accounting Referee’s resolution. The costs, fees and expenses of the Accounting Referee shall be by Buyer, on the one hand, and the Shareholder, on the other hand, in such amount(s) as shall be determined by the Accounting Referee based on the proportion that the aggregate amount of disputed items submitted to the Accounting Referee that is unsuccessfully disputed by Buyer, on the one hand, or the Shareholder, on the other hand, as determined by the Accounting Referee, bears to the total amount of such disputed items so referred to the Accounting Referee for resolution. The preparation and filing of any Tax Return of the Group Companies that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Buyer.

8.2 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon any Group Company shall be terminated as of the Closing Date. After such date neither any Group Company, Parent, the Shareholder nor any of the Shareholder’s Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

8.3 Tax Indemnification. Except to the extent treated as a liability in the calculation of the Closing Company Net Cash, the Shareholder and Parent shall jointly and severally indemnify the Group Companies, Buyer, and each Buyer Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in this Article 8; (b) all Taxes of the Group Companies or relating to the business of the Group Companies for all Pre-Closing Tax Periods (excluding any liability with respect to any Virginia BPOL taxes owed by a Group Company for which neither Parent nor Shareholder shall have any indemnification obligation hereunder); (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any Group Company (or any predecessor of any Group Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law (excluding any liability with respect to any Virginia BPOL taxes owed by a Group Company for which neither Parent nor Shareholder shall have any indemnification obligation hereunder); and (e) any and all Taxes of any person imposed on any Group Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date (excluding any liability with respect to any Virginia BPOL taxes owed by a Group Company for which neither Parent nor Shareholder shall have any indemnification obligation hereunder). In each of the above cases, together with any out-of-pocket fees and expenses (including reasonable attorneys’ and accountants’ fees) incurred in connection therewith. The Shareholder shall reimburse Buyer for any Taxes of any Group Company that are the undisputed responsibility of the Shareholder pursuant to this Section 8.3 within ten (10) Business Days after payment of such Taxes by Buyer or any Group Company.

8.4 Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Taxes of the Group Companies for any Pre-Closing Tax Period shall be:

(a) In the case of Taxes based upon, or related to, income or receipts, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date;

(b) In the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period; and

(c) Any Taxes of any of the Group Companies arising from the Pre-Closing Reorganization.

8.5 Contests. Buyer agrees to give written notice to the Shareholder of the receipt of any written notice by any Group Company, Buyer or any of Buyer’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Buyer pursuant to this Article 8 (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Buyer’s right to indemnification hereunder. Shareholder shall control the contest or resolution of any Tax Claim; provided, however, that Shareholder shall obtain the prior written consent of the Buyer (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim which may adversely affect the Buyer or any Group Company or ceasing to defend such claim; and, provided further, that the Buyer shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by the Buyer.

8.6 Cooperation and Exchange of Information. The Shareholder and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article 8 or in connection with any audit or other proceeding in respect of Taxes of the Group Companies. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each Shareholder and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Group Companies for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Group Companies for any taxable period beginning before the Closing Date, the Shareholder or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

8.7 Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article 8 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

8.8 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of this Article 8 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.

8.9 Overlap. To the extent that any obligation or responsibility pursuant to Article 10 may overlap with an obligation or responsibility pursuant to this Article 8, the provisions of this Article 8 shall govern.

ARTICLE 9
Conditions to closing

9.1 Conditions to Obligations of All Parties. The obligations of each party to consummate the Transactions shall be subject to the fulfillment or mutual waiver of the Parties, at or prior to the Closing, of each of the following conditions:

(a) The FCC Consent and State PUC Consents shall have been obtained, and with respect to the FCC Consent, such consent shall have become a Final Order.

(b) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the Transactions illegal, otherwise restraining or prohibiting consummation of such Transactions or causing any of the Transactions to be rescinded following completion thereof.

(c) No Action shall have been commenced against Buyer, the Shareholder or any Group Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits the Transactions.

9.2 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Transactions shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties contained in Article 4, Section 5.1, Section 5.2, Section 5.3, Section 5.4, Section 5.5 and Section 5.9, the representations and warranties of the Shareholder and the Company contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except to the extent that the facts, events and circumstances that cause such representations and warranties to not be true and correct as of such date(s) have not had and would not reasonably be expected to have a Material Adverse Effect (provided that qualifications as to materiality, Material Adverse Effect or other similar qualifications contained in such representations and warranties shall not be given effect). The representations and warranties of contained in Article 4, Section 5.1, Section 5.2, Section 5.3, Section 5.4, Section 5.5 and Section 5.9 shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects) (provided that qualifications as to materiality, Material Adverse Effect or other similar qualifications contained in such representations and warranties shall not be given effect).

(b) The Company and the Shareholder shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c) [Reserved].

(d) From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(e) [Reserved].

(f) The Company shall have delivered an Estimated Closing Statement pursuant to Section 3.1(a) in form reasonably approved by Buyer.

(g) The Company and the Shareholder shall have delivered each of the closing deliverables set forth in Sections 2.2 and 2.3.

(h) The form and substance of all certificates, instruments, opinions and other documents delivered to Buyer under this Agreement shall be satisfactory in all reasonable respects to Buyer and its counsel.

(i) The Pre-Closing Reorganization shall have been completed.

(j) Saudi Telecom shall not have terminated, canceled, discontinued, materially reduced, or materially changed the terms (whether related to payment, price, quantity of business or otherwise) of, or otherwise adversely modified in any material respect, its business with the Group Companies, or notified the Group Companies or the Shareholder of its intent to do any of the foregoing.

(k) The sum of (i) the Estimated Closing Company Transaction Expenses and (ii) the amount, if any, by which the Target Company Net Equity exceeds the Estimated Closing Net Equity, shall not exceed five hundred thousand dollars ($500,000).

9.3 Conditions to Obligations of the Company and the Shareholder. The obligations of the Company and the Shareholder to consummate the Transactions shall be subject to the fulfillment or the Shareholder’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Buyer contained in Section 6.1, Section 6.2 and Section 6.5, the representations and warranties of Buyer contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except to the extent that the facts, events and circumstances that cause such representations and warranties to not be true and correct as of such date(s) have not had and would not reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the Transactions on a timely basis (provided that qualifications as to materiality, Material Adverse Effect or other similar qualifications contained in such representations and warranties shall not be given effect). The representations and warranties of Buyer contained in Section 6.1, Section 6.2 and Section 6.5 shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date, except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects (provided that qualifications as to materiality, Material Adverse Effect or other similar qualifications contained in such representations and warranties shall not be given effect).

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

ARTICLE 10

Indemnification

10.1 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the first anniversary of the Closing Date (the “General Survival Period”); provided, that (a) the representations and warranties in Article 4 (other than Section 4.3), Section 5.1, Section 5.2, Section 5.3, Section 5.4, Section 5.5, Section 5.9, Section 6.1, Section 6.2 and Section 6.5 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days, (b) the representations and warranties in Section 4.3 shall survive indefinitely (the representations and warranties identified in the foregoing clauses (a) and (b), the “Fundamental Representations”) and (c) and any representation in the case of fraud, intentional misrepresentation or intentional breach shall survive indefinitely. Each covenant and agreement of the parties contained herein which is to be performed prior to the Closing Date (other than any covenants or agreements contained in Article 8 which are subject to Article 8) and any statement contained in the certificates and instruments delivered pursuant to Section 2.2(a), 2.2(b), 2.3(b), 2.3(c), 2.3(f), 2.4(b) or 2.4(c) shall survive the Closing for a period of six (6) months following the Closing Date. Each covenant and agreement of the parties contained herein which is to be performed on or after the Closing Date (other than any covenants or agreements contained in Article 8 which are subject to Article 8) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved. For the avoidance of doubt, the references in this Section 10.1 to the “statutes of limitations” shall refer to the statute of limitations applicable to the particular matter that gave rise to a breach of the representation or warranty in question, and not to the statute of limitations applicable to a breach of this Agreement.

10.2 Indemnification By The Shareholder. Subject to the other terms and conditions of this Article 10, the Shareholder and Parent shall jointly and severally indemnify and defend each of Buyer and its Affiliates (including after the Closing, the Group Companies) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses that is or may be incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to, relating to or by reason of:

(a) A material inaccuracy in or material breach of any representation or warranty of the Shareholder or the Company contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Shareholder or the Company pursuant to Section 2.2(a), 2.2(b), 2.3(b), 2.3(c) or 2.3(f), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) a breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Shareholder or any Group Company pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article 8, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Article 8);

(c) a claim or right asserted or held by any person who is or at any time was an officer, director, employee or agent of any Group Company (against any Group Company, Buyer, or any Affiliate of a Group Company or Buyer) involving a right or entitlement or an alleged right or entitlement to indemnification, reimbursement of expenses or any other relief or remedy (under the Governing Documents, under any indemnification agreement or similar Contract, under any applicable Laws or otherwise) with respect to any act or omission on the part of such person or any event or other circumstance that arose, occurred or existed at or prior to the Closing;

(d) the Pre-Closing Reorganization; or

(e) any Excluded Entity.

10.3 Indemnification By Buyer. Subject to the other terms and conditions of this Article 10, Buyer shall indemnify and defend the Shareholder, its Affiliates and their respective Representatives (collectively, the “Shareholder Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Shareholder Indemnitees based upon, arising out of, with respect to, relating to or by reason of:

(a) a material inaccuracy in or material breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to Section 2.4(b) and Section 2.4(c), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b) a breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement (other than Article 8, it being understood that the sole remedy for any such breach thereof shall be pursuant to Article 8).

10.4 Certain Limitations. The indemnification provided for in Section 10.2 and Section 10.3 shall be subject to the following limitations:

(a) The Shareholder and Parent shall not be liable to the Buyer Indemnitees for indemnification under Section 10.2(a) until the aggregate amount of all Losses in respect of indemnification under Section 10.2(a) exceeds $25,000 (the “Basket”), in which event the Shareholder and Parent shall be liable for all Losses in respect of indemnification under Section 10.2(a) in excess of the Basket. Notwithstanding anything to the contrary set forth herein, in no event shall the Shareholder or Parent have liability pursuant to Article 8 and/or Article 10 in an aggregate amount greater than the Purchase Price as finally determined pursuant to this Agreement (the “Cap”), except in the case of fraud.

(b) Buyer shall not be liable to the Shareholder Indemnitees for indemnification under Section 10.3(a) until the aggregate amount of all Losses in respect of indemnification under Section 10.3(a) exceeds the Basket, in which event Buyer shall be liable for all Losses in respect of indemnification under Section 10.3(a) in excess of the Basket but not exceeding the Cap. Buyer shall not have liability pursuant to Article 10 in an aggregate amount greater than the Purchase Price as finally determined pursuant to this Agreement, except in the case of fraud.

(c) Notwithstanding the foregoing, the Basket shall not apply to any indemnification claims based upon, arising out of, with respect to, relating to or by reason of any claims based on fraud, intentional misrepresentation or intentional breach or any claim with respect to Taxes.

10.5 Indemnification Procedures. The party making a claim under this Article 10 is referred to as the “Indemnified Person”, and the party against whom such claims are asserted under this Article 10 is referred to as the “Indemnifying Person”.

(a) Third Party Claims.

(i) Notice. If any Indemnified Person receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party or an Affiliate of a party or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Person with respect to which the Indemnifying Person is obligated to provide indemnification under this Agreement, the Indemnified Person shall give the Indemnifying Person reasonably prompt written notice thereof, but in any event not later than thirty (30) days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Person of its indemnification obligations, except and only to the extent that the Indemnifying Person forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Person shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Person.

(ii) Right to Defend. Upon receipt of the notice, the Indemnifying Person will have the right to defend the Indemnified Person against the Third Party Claim with counsel reasonably satisfactory to the Indemnified Person, provided, that (i) within thirty (30) days after the Indemnified Person has given notice of the Third Party Claim the Indemnifying Person acknowledges in writing to the Indemnified Person its unqualified obligation to indemnify the Indemnified Person as provided hereunder; provided, further, that, if after the Indemnifying Person acknowledges its unqualified obligation to indemnify the Indemnified Person and assumed the defense of such Third Party Claim, (A) new allegations or claims are asserted as part of such Third Party Claim, or (B) the original Third Party Claim is otherwise amended in a manner that materially increases the indemnification obligations of the Indemnifying Person under such Third Party Claim (including by reason of new facts having been discovered or being alleged), then, in each such case, the Indemnifying Person shall either (I) notify the Indemnified Person of such changes to the original Third Party Claim, within fifteen (15) days of such changes, and turn over the defense of the Third Party Claim to the Indemnified Person, in which case the Indemnifying Person shall be deemed not to have acknowledged its obligation to indemnify the Indemnified Person (except to the extent all or any portion of the original Third Party Claim has already been determined, compromised or settled), or (I) continue to defend such Third Party Claim, in which case the Indemnifying Person shall be deemed to have acknowledged its obligation to indemnify the Indemnified Person with respect to such Third Party Claim as so changed, (ii) the Indemnifying Person provides the Indemnified Person with evidence reasonably acceptable to the Indemnified Person that the Indemnifying Person will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages, and does not seek statutory, enhanced or treble damages or an injunction or other equitable relief, (iv) the Third Party Claim has a reasonable likelihood of resulting in indemnifiable Losses that would result in the Cap being exceeded or does not have a reasonable likelihood of resulting in indemnifiable Losses that would result in the Basket being exceeded; or (v) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Person, likely to establish a precedential custom or practice adverse to the continuing business interests or the reputation of the Indemnified Person or have a material adverse effect on the Indemnified Person, (vi) the Third Party Claim does not involve a supplier, customer, distributor, licensor, licensee, lessor or insurer of the Company or any Affiliate thereof or a Governmental Authority, (vii) the Third Party Claim does not involve a class action lawsuit and (viii) the Indemnifying Person conducts the defense of the Third Party Claim actively and diligently. The Indemnifying Person will keep the Indemnified Person apprised of all material developments, including settlement offers, with respect to the Third Party Claim and permit the Indemnified Person to participate in the defense of the Third Party Claim with counsel selected by it subject to the Indemnifying Person’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Person, provided, that if in the reasonable opinion of counsel to the Indemnified Person, (A) there are legal defenses available to an Indemnified Person that are different from or additional to those available to the Indemnifying Person; or (B) there exists a conflict of interest between the Indemnifying Person and the Indemnified Person that cannot be waived, the Indemnifying Person shall be liable for the reasonable fees and expenses of counsel to the Indemnified Person in each jurisdiction for which the Indemnified Person determines counsel is required. If the Indemnifying Person elects not to or is not entitled to defend such Third Party Claim, fails to promptly notify the Indemnified Person in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Person may, subject to Section 10.5(c), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. The Shareholder, Parent and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim.

(iii) Cooperation. With respect to any Third Party Claim, both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third Party Claim and any related Actions at all stages thereof where such Person is not represented by its own counsel. The parties agree to provide reasonable access to the other parties to such documents and information as may be reasonably requested in connection with the defense, negotiation or settlement of any such Third Party Claim; provided, however, that the parties shall cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges of the other party. In connection therewith, each party agrees that: (i) it will use commercially reasonable efforts, in respect of any Third Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable Law and rules of procedure); and (ii) all communications between any party and counsel responsible for or participating in the defense of any Third Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

(iv) Settlement. The Indemnifying Person shall not enter into settlement or compromise of any Third Party Claim or permit a default or consent to entry of any judgment or admit any liability with respect thereto, if it is not defending such Third Party Claim. If the Indemnifying Person is defending such Third Party Claim, it shall not enter into settlement or compromise of any Third Party Claim or permit a default or consent to entry of any judgment or admit any liability with respect thereto without the prior written consent of the Indemnified Person unless such settlement, compromise or judgment (A) does not involve liability or the creation of a financial or other obligation on the part of the Indemnified Person, does not involve any finding or admission of any violation of Law or any violation of the rights of any Person or the admission of wrongdoing and would not have any adverse effect on other claims that may have been made against the Indemnified Person, (B) does not involve any relief other than monetary damages that are paid in full by the Indemnifying Person, and (C) provides, for the complete, final and unconditional release of each Indemnified Person and its Affiliates from all liabilities and obligations in connection with such Third Party Claim and would not otherwise adversely affect the Indemnified Person.

(b) Direct Claims. Any Action by an Indemnified Person on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Person giving the Indemnifying Person reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Person becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Person of its indemnification obligations, except and only to the extent that the Indemnifying Person forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Person shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Person. The Indemnifying Person shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Person shall allow the Indemnifying Person and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Person shall assist the Indemnifying Person’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Person or any of its professional advisors may reasonably request. If the Indemnifying Person does not so respond within such thirty (30) day period, the Indemnifying Person shall be deemed to have rejected such claim, in which case the Indemnified Person shall be free to pursue such remedies as may be available to the Indemnified Person on the terms and subject to the provisions of this Agreement.

(c) Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article 8) shall be governed exclusively by Article 8 hereof.

10.6 Manner of Payments.

(a) All indemnification owing by Buyer to any Shareholder Indemnitee hereunder, as finally determined pursuant to this Article 10, shall be effected, no later than five (5) Business Days after the final determination thereof, by wire transfer of immediately available funds from Buyer (or its designee) to an account designated in writing by such Shareholder Indemnitee within five (5) Business Days after the final determination thereof.

(b) All indemnification owing by the Shareholder and/or Parent to any Buyer Indemnitee hereunder, as finally determined pursuant to this Article 10, shall be effected, no later than five (5) Business Days after the final determination thereof, by wire transfer of immediately available funds from the Shareholder, Parent (or their respective designee) to an account designated in writing by such Buyer Indemnitee within five (5) Business Days after the final determination thereof.

10.7 No Circular Recovery

(a) . The Shareholder may not seek indemnification under the Governing Documents for any Group Company for any matter for which it has an indemnification obligation hereunder.

10.8 Materiality. For purposes of calculating the amount of Losses incurred by a party seeking indemnification hereunder arising out of or resulting from any breach of a representation, warranty covenant or agreement contained herein, and for purposes of determining whether such a breach has occurred, the representations, warranties, covenants and agreements contained herein shall be deemed to have been made without any qualifications as to “materiality”, “Material Adverse Effect” or other similar qualifications.

10.9 Tax Treatment of Indemnification Payments. All cash indemnification payments made under this Agreement shall be treated for Tax purposes by the parties as an adjustment to the Purchase Price, unless otherwise required by Law.

10.10 Exclusive Remedies. Subject to Section 12.12, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, intentional misrepresentation, criminal activity or willful misconduct on the part of a party in connection with the Transactions) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein shall be pursuant to the indemnification provisions set forth in Article 8 and this Article 10. Nothing in this Section 10.10 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraud, intentional misrepresentation, criminal activity or willful misconduct.

10.11 No Contribution. Anything to the contrary herein notwithstanding, the Shareholder shall not have any right to seek any indemnification or contribution from or remedy against any Group Company whether arising prior to or after the Closing Date in respect of any breach of any representation or warranty by a Group Company or the failure of a Group Company to comply with any covenant or agreement to be performed by such Group Company on or prior to the Closing Date and the Shareholder hereby waive any such claim they may have against each Group Company with respect thereto whether at law, in equity or otherwise.

10.12 Separate Bases for Claim. If any party hereto has breached any representation, warranty or covenant or agreement contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached shall not detract from or mitigate the fact that such party is in breach of the first representation, warranty, covenant or agreement.

ARTICLE 11
Termination

11.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Shareholder and Buyer;

(b) by Buyer by written notice to the Shareholder if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by a Shareholder or the Company in this Agreement that would give rise to the failure of any of the conditions specified in Article 9 and such breach, inaccuracy or failure has not been cured within ten (10) days of the Shareholder’s receipt of written notice of such breach from Buyer; or

(ii) any of the conditions set forth in Section 9.1 or Section 9.2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by February 28, 2021 (the “Outside Date”) unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants or agreements hereof to be performed or complied with by it prior to the Closing;

(c) by the Shareholder by written notice to Buyer if:

(i) neither the Shareholder nor any Group Company is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer in this Agreement that would give rise to the failure of any of the conditions specified in Article 9 and such breach, inaccuracy or failure has not been cured within ten (10) days of Buyer’s receipt of written notice of such breach from the Shareholder; or

(ii) any of the conditions set forth in Section 9.1 or Section 9.3 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Outside Date, unless such failure shall be due to the failure of the Shareholder or any Group Company to perform or comply with any of the covenants or agreements hereof to be performed or complied with by it prior to the Closing; or

(d) by Buyer or the Shareholder in the event that (i) there shall be any Law that makes consummation of the Transactions illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the Transactions, and such Governmental Order shall have become final and non-appealable.

11.2 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article 11, this Agreement shall forthwith become void and there shall be no liability on the part of any party except:

(a) for this Article 11 and Section 7.10 and Article 12, which provisions shall survive the termination of this Agreement; and

(b) that nothing herein shall relieve any party from liability for any breach of any provision hereof.

ARTICLE 12
Miscellaneous

12.1 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided that all filing and other similar fees payable in connection with any filings or submissions in connection with the FCC Applications and State PUC Applications shall be borne 100% by Buyer.

12.2 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.2):

If to the Shareholder or the Company (prior to the Closing):	HC2 Holdings, Inc. 450 Park Avenue, 29th Floor New York, NY 10022 Attention: Michael Sena, Chief Financial Officer Facsimile: None Email: msena@hc2.com
with a copy (which shall not constitute notice) to:	Archer & Greiner, PC One Centennial Square Haddonfield, NJ 08033 Attention: Deborah A. Hays, Esquire Facsimile: (856) 795-0574 Email: dhays@archerlaw.com

If to Buyer:	c/o Korr Acquisitions Group, Inc. 1400 Old Country Road, Suite 305 Westbury, New York 11590 Attention: Kenneth OrrFacsimile: None Email: ko@korrag.com with a copy (which shall not constitute notice) to:
Sheppard Mullin Richter & Hampton, LLP
30 Rockefeller Plaza, 38th Floor
New York, New York 10112
Attention: Richard Friedman, Esq.  Stephen A. Cohen, Esq.
Facsimile: (212) 653-8701
Email: rafriedman@sheppardmullin.com scohen@sheppardmullin.com

12.3 Construction. Unless the express context otherwise requires: (a) the words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (b) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa; (c) the terms “Dollars” and “$” mean United States Dollars; (d) references herein to a specific Article, Section, clause, Schedule or Exhibit shall refer, respectively, to the Articles, Sections and clauses of, and Schedules and Exhibits to, this Agreement; (e) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (f) any reference to the masculine, feminine or neuter gender shall include each other gender; (g) when reference is made herein to “the business of” a Person, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such Person, (h) all accounting and financial terms shall be deemed to have the meanings assigned thereto under GAAP unless expressly stated otherwise, (i) when this Agreement states that the Company has “made available,” “delivered” or “provided” (or terms of similar import) a particular document or other item, it shall mean that the Company has made a true, correct and complete copy of such document or item (together with all amendments, supplements or other modifications thereto or waivers thereof) available for viewing by Buyer and its representatives (and properly labeled, including both as to its location within the index to the electronic dataroom for “Project Relay” run by Dropbox (the “Dataroom”) and the description of the file containing such document or information) in the Dataroom, as such materials were posted to the Dataroom at least three (3) Business Days prior to the date hereof and not removed on or prior to the date hereof, and, if any such document or information has not been continuously available to each of Buyer’s representatives who have access to the Dataroom since the initial date such representatives were granted access, a notification that such document or information was added to the Dataroom has been sent to each representative of Buyer who has access to the Dataroom prior to the fifth (5th) Business Day preceding the Closing Date, (j) any reference to any applicable Law in this Agreement refers to such applicable Law as in effect at the date of this Agreement and the Closing Date, (k) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and if the last day of any such period is not a Business Day, such period will end on the next Business Day, (l) when calculating the period of time “within” which or “following” which any act or event is required or permitted to be done, notice given or steps taken, the date which is the reference date in calculating such period is to be excluded from the calculation and if the last day of any such period is not a Business Day, such period will end on the next Business Day, (m) the provision of a table of contents and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement, (n) references to “day” means calendar days unless Business Days are expressly specified, (o) references to any Person includes such Person’s predecessors, successors and assigns to the extent, in the case of successors and assigns, such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually, (p) references to a party means a party to this Agreement, (q) references to a document, instrument, or agreement also refers to all addenda, exhibits, or schedules thereto, (r) a reference to a “copy” or “copies” of any document, instrument, or agreement means a copy or copies that are complete and correct; and (s) a reference to a list, or any like compilation (whether in the Schedules to this Agreement or elsewhere), means that the item referred to is complete and correct. All Exhibits and Schedules annexed hereto or referred to herein are incorporated in and made a part of this Agreement as if set forth in full herein. The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any applicable Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party or parties drafting such agreement or document. Unless expressly provided otherwise, any approval or consent required to be given by a party in this Agreement shall be given or withheld by such party in its sole discretion. The fact that any representation and warranty may be more specific than any other representation and warranty shall not be construed so as to limit or restrict the scope, applicability or meaning of any other representation and warranty contained herein.

12.4 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible.

12.5 Entire Agreement. This Agreement and the Transaction Documents contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous oral or written agreements, negotiations, understandings, statements or proposals with respect to the subject matter hereof and thereof. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents and Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule), the statements in the body of this Agreement will control.

12.6 [Reserved].

12.7 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. No party may assign its rights or delegate any of its obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed; provided, that Buyer shall be entitled to assign or delegate this Agreement or all or any part of its rights or obligations hereunder (a) to any one or more Affiliates of Buyer, provided further that such assignment shall not relieve Buyer of any of its obligations hereunder, (b) in connection with the sale of all or any substantial portion of the assets of Buyer or (c) for collateral security purposes to any lender providing financing to Buyer. No assignment or delegation shall relieve the assigning party of any of its obligations hereunder.

12.8 No Third-Party Beneficiaries. Except as provided in Section 8.3 and Article 10, this Agreement is for the sole benefit of the parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

12.9 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

12.10 Governing Law. This Agreement and the Transaction Documents shall be governed by and construed in accordance with the internal Laws of the State of New York without reference to such state’s or any other jurisdiction’s principles of conflicts of law.

12.11 Forum Selection; Consent to Jurisdiction; Waiver of Jury Trial.

(a) Any Action against Buyer, the Group Companies, or the Shareholder arising out of, or with respect to, this Agreement or any Governmental Order entered by any court in respect thereof shall be brought exclusively in the state or federal courts located in the State of New York (the “Designated Courts”), and such parties accept the exclusive jurisdiction of the Designated Courts for the purpose of any such Action. Each of Buyer, the Company, the Shareholder agrees that service of any process, summons, notice or document by U.S. registered mail addressed to such party in accordance with the addresses set forth in Section 12.2 shall be effective service of process for any Action brought against such party in any such court. Buyer hereby designates the individual listed in Section 12.2 to whom notice may be given on behalf of Buyer as its true and lawful agent upon whom may be served any lawful process in any Action instituted by or on behalf of the Company (before the Closing) or the Shareholder. The Shareholder and the Company (before the Closing) hereby designate the Person listed in Section 12.2 to whom notice may be given on behalf of Buyer as their true and lawful agent upon whom may be served any lawful process in any Action instituted by or on behalf of Buyer.

(b) In addition, each of Buyer, the Company and the Shareholder hereby irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement in any Designated Court or any Governmental Order entered by any of the Designated Courts and hereby further irrevocably waives any claim that any Action brought in the Designated Courts has been brought in an inconvenient forum.

(c) EACH OF BUYER, THE COMPANY AND THE SHAREHOLDER ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE OUT OF, OR WITH RESPECT TO, THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OR ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 12.11. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

12.12 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

12.13 Counterparts; Effectiveness. This Agreement may be executed in several counterparts (including counterparts by email, facsimile, portable document format (pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (including DocuSign)), each of which shall be deemed an original and all of which shall together constitute one and the same instrument. This Agreement shall become effective when each party shall have received a counterpart hereof signed by all of the other parties. Until and unless each party has received a counterpart hereof signed by the other Parties, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each party has duly executed and delivered this Agreement as of the date first above written.

“BUYER” By: Name: Title:
“COMPANY” By: Name: Title:
“SHAREHOLDER” By: Name: Title:
Solely for the purpose of Article 8 and Article 10 “PARENT” By: Name: Title:

ANNEX A

DEFINITIONS

In this Annex, and in the Agreement and the other Appendices and Schedules thereto, unless the context otherwise requires, the following terms shall have the meanings assigned below and the terms listed in the chart below shall have the meanings assigned to them in the Section set forth opposite to such term (unless otherwise specified, section references in this Annex are to Sections of this Agreement):

Term:	Section:
Accounting Expert	3.3(c)
Accounting Referee	8.1(d)
Acquisition Proposal	7.3(a)
Agreement	Preamble
Base Purchase Price	1.2
Basket	10.4(a)
Buyer	Preamble
Buyer Indemnitees	10.2
Cap	10.4(a)
Closing	2.1
Closing Date	2.1
Closing Statement	3.3(a)
Company	Preamble
Direct Claim	10.5(b)
Estimated Closing Company Transaction Expenses	3.2(a)
General Survival Period	10.1
Indemnified Person	10.5
Indemnifying Person	10.5
Net Adjustment Amount	3.3(e), 3.3(g)
Net Estimated Adjustment Amount	3.2(b)
Neutral Accounting Firm	3.3(c)
Notice of Disagreement	3.3(b)
Post-Closing Tax Period	8.1(a)
Purchase Price	1.2
Real Property	7.2
Resolution Period	3.3(c)
Restricted Territory	7.6(a)(i)
Review Period	3.3(b)
Shareholder Indemnitees	10.3
Shareholder	Preamble
Shares	Recitals
Tax Claim	8.5
Third Party Claim	10.5(a)(i)

“Action” means any governmental, judicial, administrative or adversarial proceeding (public or private), any action, complaint, claim, lawsuit, legal proceeding, whistleblower complaint, litigation, arbitration or mediation, any hearing, investigation (internal or otherwise), audit, probe or inquiry by any Governmental Authority or any other dispute, including any adversarial proceeding arising out of this Agreement.

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including, with correlative meanings, the terms “under common control with” and “controlled by”), as used in the preceding sentence, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Business” means the wholesaling long-distance voice business conducted by the Group Companies as of the date of this Agreement.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in the State of New York are authorized or required by Law to be closed for business.

“Closing Purchase Price” shall mean (i) the Base Purchase Price plus (ii) the Net Estimated Adjustment Amount.

“Code” means the Internal Revenue Code of 1986, as amended.

“Communications Authorizations” has the meaning set forth in Section 5.7(a).

“Communications Laws” means (i) the Communications Act, (ii) the rules, regulations, published orders, policies and decisions promulgated by, and other applicable requirements of, the FCC and interpretations thereof by federal courts of competent jurisdiction, (iii) the state statutes governing the communications industry, the rules, orders, regulations and other applicable requirements of any State PUCs and (iv) any other rules, regulations, published orders, policies and decisions promulgated by the telecommunications regulatory agencies of the U.S., states and territories and interpretations thereof by courts of competent jurisdiction, in each case, with jurisdiction over any of the services offered by any Group Company.

“Contracts” means all contracts, purchase orders, leases, deeds, mortgages, licenses, instruments, notes, undertakings, indentures, joint ventures and all other agreements, commitments and arrangements, whether written or oral.

“Disclosure Schedule” means that certain document identified as the Disclosure Schedule, dated as of the date hereof (as the same may be modified from time to time in accordance with the terms hereof), delivered by the Company and the Shareholder to Buyer in connection with this Agreement. Each Section in the Disclosure Schedule shall be deemed to qualify only (i) the corresponding Section of this Agreement, (ii) any other Section of this Agreement to which such disclosure makes express reference or (iii) any other Section of this Agreement to the extent the relevance of the information disclosed in such Section in the Disclosure Schedule to such other Section is readily apparent on its face. Notwithstanding anything to the contrary contained herein, no disclosure in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made by any party unless the disclosure identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item in the Disclosure Schedule shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership. For purposes of this Agreement, a Person will be deemed to own a property or asset subject to an Encumbrance if it holds such property or asset subject to the interest of a vendor or a lessor under any conditional sale agreement, capital lease, or other title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property or asset.

“Excluded Entities” means, collectively, PTGI International Carrier Services Ltd., a private limited company organized in the United Kingdom, PTGI-ICS OPSRO S.R.L., a limited liability company organized in Romania, and any other Subsidiaries of the Company other than Go2Tel.

“FCC” means the Federal Communications Commission.

“FCC Applications” has the meaning set forth in Section 7.7(d).

“FCC Consent” shall mean the consent of the FCC to the FCC Applications contemplated in Section 7.7(d).

“Final Order” shall mean thirty-one (31) days have elapsed from the date of public notice of the FCC Consent and (1) no request for stay has been filed, and no action with respect thereto is pending, no such stay is in effect, and, if any deadline for filing any such request is designated by statute or regulation, it has passed, (2) no appeal, petition for rehearing or reconsideration or application for review of the action is pending before the FCC and the time for filing any such action has passed, (3) no reconsideration on the FCC’s own motion is pending or in effect and the time for such reconsideration has passed and (4) no appeal or petition for review to a court, or request for stay by a court, of the FCC’s action is pending or in effect, and, if any deadline for filing any such appeal or request is designated by statute or rule, such deadline has passed.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Go2Tel” means Go2Tel.com, Inc., a Florida corporation and a wholly owned Subsidiary of the Company.

“Governing Documents” means with respect to any Person: (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if a trust, the instrument governing the trust, (f) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (g) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (h) any amendment or supplement to any of the foregoing.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Group Companies” means, collectively, the Company and each of its Subsidiaries (other than the Excluded Entities).

“Indebtedness” means the following obligations: (a) all indebtedness or other obligations of the Group Companies for borrowed money, whether current, short-term or long-term, secured or unsecured, including all overdrafts and negative cash balances; (b) all indebtedness of the Group Companies for the deferred purchase price for purchases of property or services with respect to which any Group Company is liable, contingently or otherwise, as obligor or otherwise (whether earn-outs, indemnity payments, non-compete payments, consulting payments, retention bonuses, severance payments or other similar payments, or otherwise; in each case whether contingent or not and valued at the maximum amount thereof) except any trade payable incurred in the Ordinary Course of Business that is treated (in its entirety) as a current account payable under GAAP; (c) all lease obligations of the Group Companies under leases that have been or should be capitalized in accordance with GAAP; (d) the aggregate face amount of all outstanding letters of credit issued on behalf of the Group Companies; (e) all obligations of the Group Companies arising under acceptance facilities; (f) all guaranties, endorsements and other contingent obligations of the Group Companies to purchase, to provide funds for payment, to supply funds to invest in any other Person, or otherwise to assure a creditor against loss; (g) all obligations of the Group Companies under any interest rate protection, foreign currency exchange, or other interest or exchange rate swap or hedging agreement or arrangement, or other derivative product; (h) all obligations secured by an Encumbrance upon any assets or properties of the Group Companies; (i) all outstanding or held checks, money orders or similar instruments of the Group Companies as of the Closing; (j) all Liabilities of the Group Companies pursuant to any phantom equity plan or Liabilities with respect stock appreciation or similar rights or arising from non-qualified deferred compensation arrangements, plans or policies or other forms of deferred compensation arrangements; (k) any other Liabilities, contingent or otherwise, that, in accordance with GAAP, should be classified upon the balance sheet of the Group Companies as indebtedness; (l) all “withdrawal liability” of any Group Company to a “multiemployer plan” as such terms are defined under ERISA, (m) all indebtedness referred to in clauses (a) through (l) above of any Person other than a Group Company that is guaranteed by any Group Company; (n) declared but unpaid distributions; and (o) accrued and unpaid interest on, and prepayment premiums, penalties or similar contractual charges arising as a result of the discharge of, any such foregoing obligation.

“Knowledge of the Company,” “Knowledge of the Shareholder,” “Company’s Knowledge” or “Shareholder’s Knowledge” or any other similar knowledge qualification, means the knowledge of Craig Denson. Any such person shall be deemed to have “knowledge” of a particular fact or other matter if such person is actually aware of such fact or other matter.

“Law” means (a) any federal, state, local, municipal, foreign, international, multinational or other administrative law, constitution, common law principle, ordinance, code, statute, judgment, injunction, decree, order, rule, statute or governmental regulation, or “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation, (b) any binding judicial or administrative interpretation of any of the foregoing, (c) the terms and conditions of any agreement relating to any Group Company with a Governmental Authority, (d) the terms and conditions of any certification relating to any Group Company to any Governmental Authority, (e) any governmental requirements or restrictions of any kind, or any rule, regulation or order promulgated thereunder, (f) any rules, regulations, orders, decrees, consents, or judgments of any regulatory agency, stock exchange or similar self-regulatory organization, court or other Person, or (g) any applicable requirements associated with any Permits.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

“Losses” mean any and all claims, damages, decline in value, judgements, Liabilities, losses (including, without limitation, punitive, exemplary, consequential or indirect damages and liabilities of any kind), lost profits, penalties, settlement payments, arbitration awards, taxes and costs and expenses (including, without limitation, reasonable attorneys’, consultants’ and experts’ fees and expenses and other costs of defending, investigating or settling claims or enforcing rights to indemnification hereunder) and the cost of pursuing any insurance providers in each case whether or not arising out of Third Party Claims; provided, however, that “Losses” shall not include punitive or exemplary damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any development, event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise), assets or prospects of the Group Companies, taken as a whole, or (b) the ability of the Shareholder or the Company to consummate the Transactions on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Group Companies operate; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) earthquakes, hurricanes, pandemic, other natural disasters; (vi) public announcement of this Agreement (including the loss of suppliers or customers to the extent resulting therefrom), (vii) actions of the Group Companies or the Shareholder taken as expressly required by this Agreement, or that are taken at the written request of Buyer, (viii) changes in applicable Laws, GAAP or in the interpretation or enforcement thereof, or (ix) any failure (in and of itself) by the Group Companies to meet any projections or forecasts of earnings, claims paid or loss reserves (provided that this clause (ix) shall not prevent a determination that any change, condition, event, occurrence, state of facts, effect or development underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect, to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect); provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i), (ii), (iii), (iv), (v) or (viii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Group Companies compared to other participants in the industries in which the Group Companies operate.

“Ordinary Course of Business” of a Person means an action taken by such Person if that action (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; (b) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and (c) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person. No violation of Law or Contracts shall be deemed in the Ordinary Course of Business.

“Permits” means all permits, certificates, licenses, approvals, governmental notifications, franchises, certificates, approvals, exemptions, classifications, registrations and other similar authorizations (and applications therefor) from Governmental Authorities.

“Permitted Encumbrances” means (a) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Group Companies’ balance sheet as of August 31, 2020; (b) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the Ordinary Course of Business and that are not delinquent and which are not, individually or in the aggregate, material to the business of the Group Companies; and (c) easements, rights of way, zoning ordinances and other similar encumbrances affecting real property which are not, individually or in the aggregate, material to the business of the Group Companies.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Related Person” means with respect to an entity, (i) any Affiliate of such entity, (ii) each Person that serves as a director, officer, partner, member, manager, executor, or trustee (or in a similar capacity) of such entity, and (iii) any Person with respect to which such entity serves as a general partner or a trustee (or in a similar capacity).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“State PUCs” means any state public service commission, public utilities commission or similar state agency responsible for regulating the communications industry within a particular state and with jurisdiction over any of the services offered by any Group Company .

“State PUC Applications” has the meaning set forth in Section 7.7(d).

“State PUC Consents” shall mean the consent of any State PUCs to the State PUC Applications contemplated in Section 7.7(d).

“Subsidiary” means, with respect to any Person, any other Person of which (a) the accounts of which would be consolidated with and into those of the applicable Person in such Person’s consolidated financial statements if such statements were prepared in accordance with GAAP as of such date, (b) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (c) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of membership, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more other Subsidiaries of that Person or a combination thereof and, for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation).

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Transaction Documents” means, with respect to a party, all agreements, certificates and other instruments to be delivered by such party in connection with this Agreement.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.